UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
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NISOURCE INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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NiSource Inc.,
801 E. 86th Avenue, • Merrillville, Indiana 46410 • (877) 647-5990
NOTICE OF ANNUAL MEETING
April 19, 2021
To the Holders of Our Common Stock:
The 2021 annual meeting of stockholders (the “Annual Meeting”) of NiSource Inc., a Delaware corporation, will be conducted in a virtual format only via live audio webcast on Tuesday, May 25, 2021, at 10:00 a.m. Central Time at www.virtualshareholdermeeting.com/NI2021, for the following purposes:
(1)	To elect twelve directors named in the proxy statement to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed and qualified;
(2)	To approve named executive officer compensation on an advisory basis;
(3)	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021;
(4)	To consider a stockholder proposal regarding proxy access; and
(5)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
In light of public health concerns regarding the coronavirus pandemic (“COVID-19”), this year’s Annual Meeting will be conducted in a virtual format only in order to assist in protecting the health and well-being of our stockholders and employees and to provide access to our stockholders regardless of geographic location. There is no in-person meeting for you to attend. We designed the format of this year's Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.
All stockholders of record as of the close of business on March 30, 2021, are eligible to vote at the Annual Meeting and any adjournment or postponement thereof.
Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting, please vote at your earliest convenience by telephone, through the Internet or by completing and mailing the enclosed proxy card. If you later choose to revoke your proxy or change your vote, you may do so by following the procedures described in the attached proxy statement. See the section “Attending and Voting During the Virtual Annual Meeting” for specific instructions on voting your shares at the Annual Meeting.
PLEASE VOTE YOUR SHARES AS SOON AS POSSIBLE BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Anne-Marie W. D'Angelo
Executive Vice President, General Counsel and Corporate Secretary
Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting
of Stockholders to be Held on May 25, 2021

The Proxy Statement, Notice of Annual Meeting and 2020 Annual Report to Stockholders
are available at https://www.nisource.com/filings

PROXY STATEMENT SUMMARY
This summary highlights information that may be expanded upon elsewhere in this proxy statement (“Proxy Statement”). This summary does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting. The accompanying proxy is solicited on behalf of the Board of Directors of NiSource Inc. (the “Board”) for the 2021 annual meeting of the stockholders (the “Annual Meeting”).
2021 ANNUAL MEETING OF STOCKHOLDERS
Time and Date:	10:00 a.m. Central Time on Tuesday, May 25, 2021
Website:	www.virtualshareholdermeeting.com/NI2021
Record Date:	March 30, 2021
Shares of Common Stock Outstanding on Record Date:	392,129,866
Voting:	Each share is entitled to one vote for each director to be elected and on each matter to be voted upon at the Annual Meeting.
This Proxy Statement and the accompanying proxy card are first being sent to stockholders on April 19, 2021.
VOTING MATTERS AND BOARD RECOMMENDATIONS
Item		Board Recommendations	Page Reference
Proposal 1	To elect twelve directors named in this proxy statement;	For All Nominees	8
Proposal 2	To approve the compensation of our named executive officers (the “Named Executive Officers”) on an advisory basis;	For	67
Proposal 3	To ratify Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2021; and	For	68
Proposal 4	To consider a stockholder proposal regarding proxy access.	Against	69
  2021 Proxy Statement | 1

PROXY STATEMENT SUMMARY
BOARD OF DIRECTORS NOMINEES
Director Nominees (12)				Board Committees
Name	Age	Director Since	Position	Audit	Comp	Finance	ESS	Nom & Gov
Peter A. Altabef	61	2017	Chair & CEO, Unisys Corporation			✔*		✔
Theodore H. Bunting, Jr.	62	2018	Retired Group President, Entergy Corporation	✔*				✔
Eric L. Butler	60	2017	President and CEO, Aswani-Butler Investment Associates		✔*			✔
Aristides S. Candris	69	2012	Retired President & CEO, Westinghouse				✔*	✔
Wayne S. DeVeydt	51	2016	Executive Chair, Surgery Partners, Inc.	✔		✔
Joseph Hamrock	58	2015	President & CEO, NiSource Inc.
Deborah A. Henretta	59	2015	Partner, G100 Companies; Retired Group President, Procter & Gamble Co.	✔	✔
Deborah A. P. Hersman	51	2019	Retired Chief Safety Officer and Consultant at Waymo LLC			✔	✔
Michael E. Jesanis	64	2008	Retired President & CEO, National Grid USA		✔		✔
Kevin T. Kabat	64	2015	Chair of the Board, NiSource Inc.					✔*
Carolyn Y. Woo	67	1998	Retired President & CEO, Catholic Relief Services	✔		✔
Lloyd M. Yates	60	2020	Retired Executive Vice President, Duke Energy Corporation		✔		✔
*Chair of Committee

Independent
8%
92%
Female
25%
75%
Diverse (Race/Ethnicity)
33%
67%
Age
≥61
50%
Average
Age:
61 years
<61
50%
Tenure
>7
25%
Average
Tenure:
7 years
<7
75%

See “Proposal 1 – Election of Directors” for more information on our director nominees.
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PROXY STATEMENT SUMMARY
CORPORATE GOVERNANCE HIGHLIGHTS
✔	Annual election of directors
✔	Majority voting for all directors with resignation policy
✔	No supermajority voting provisions
✔	No stockholder rights plan (“poison pill”)
✔	Proxy access by-law (3% ownership / 3 years duration / 20% of board)
✔	Stockholder right to call special meetings
✔	Separate chair and CEO
✔	All directors independent except CEO
✔	Board committees comprised of all independent directors
✔	Regular executive sessions of independent directors
✔	Annual Board and committee evaluation process and ongoing evaluations of individual directors
✔	Strategic and risk oversight by Board and committees
✔	Annual “Say-on-Pay” advisory votes
✔	Strong alignment between pay and performance in incentive plans
✔	Commitment to safety and customer care
✔	Political contributions disclosure
✔	Enhanced independent registered public accounting firm disclosure
See“Corporate Governance” for more information on our corporate governance practices.
EXECUTIVE COMPENSATION HIGHLIGHTS
We have designed our executive compensation program to meet our business objectives using various compensation elements intended to drive both long-term and short-term performance. We believe that a significant portion of total compensation should consist of at-risk performance-based compensation. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation policy and objectives.
See “Compensation Discussion and Analysis (CD&A)” and “2020 Executive Compensation” for more information on our executive compensation program.
We DO Have This Practice		We Do NOT Have This Practice
✔	Incentive award metrics that are tied to key company performance measures	✘	Repricing of options without stockholder approval
✔	Share ownership guidelines applicable to executive officers and independent directors	✘	Hedging or pledging transactions or short sales by executive officers or directors
✔	Compensation recoupment policy	✘	Tax gross-ups for Named Executive Officers
✔	Limited perquisites	✘	Automatic single-trigger equity vesting upon a change-in-control
✔	Prohibition against pledging unearned shares in our long-term incentive plan	✘	Excise tax gross-ups under change-in-control agreements
✔	Double-trigger severance benefits upon a change-in-control	✘	Excessive pension benefits or defined benefit supplemental executive retirement plan
✔	One-year minimum vesting for equity awards	✘	Excessive use of non-performance based compensation
✔	Significant portions of the executive compensation opportunity that are entirely contingent on performance against pre-established performance goals	✘	Excessive severance benefits
✔	Independent compensation consultant	✘	Dividend equivalent rights or dividends on unvested performance shares or restricted stock units granted to executive officers
✔	Annual Say-on-Pay vote by stockholders
  2021 Proxy Statement | 3

PROXY STATEMENT SUMMARY
GENERAL INFORMATION
Stock Symbol: NI
Stock Exchange: NYSE
Registrar and Transfer Agent: Computershare Investor Services
State of Incorporation: Delaware
Corporate Headquarters: 801 E. 86th Avenue, Merrillville, Indiana 46410
Corporate Website: www.nisource.com
BUSINESS AND STRATEGY
We focus our business strategy on providing safe and reliable service through our core, rate-regulated asset-based utilities, which generate substantially all of our operating income. Our utilities continue to move forward on core safety, infrastructure and environmental investment programs supported by complementary regulatory and customer initiatives across all six states in which we operate. Our goal is to develop strategies that benefit all stakeholders as we address changing customer conservation patterns, align our price structures with our cost structure, and embark on long-term investment programs. These strategies focus on improving safety and reliability, enhancing customer service, lowering customer bills and reducing emissions while generating sustainable returns.
The safety of our customers, communities and employees remains our top priority. Our safety management system (SMS) transitioned in 2020 from an accelerated project launch to an established operating model within NiSource. With the continued support and advice from the Quality Review Board, a panel of third parties with safety operations expertise engaged by management to advise on safety matters, we are continuing to mature our SMS processes, capabilities and talent as we collaborate within and across industries to enhance safety and reduce operational risk.
In its 2018 Integrated Resource Plan submission to the Indiana Utility Regulatory Commission, NIPSCO, our electric business subsidiary, laid out a plan to fully retire the R.M. Schahfer Generating Station by 2023 and Michigan City Generating Station by 2028. These units represent 72% of NIPSCO’s remaining generation capacity. The current replacement plan includes renewable sources of energy, including wind, solar, and battery storage, to be obtained through a combination of NIPSCO investment and power purchase agreements.
Our directors possess the necessary breadth and depth of skills and experience to oversee our business operations and long term strategy as set forth in “Proposal 1 – Election of Directors – Nominee Skills, Demographics and Biographies.”
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PROXY STATEMENT
The accompanying proxy is solicited on behalf of the Board for the Annual Meeting to be held on Tuesday, May 25, 2021 at 10:00 a.m. Central Time, in a virtual format only via live audio webcast at www.virtualshareholdermeeting.com/NI2021. The common stock, $.01 par value per share, of the Company represented by the accompanying proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the Board:
■	“FOR” all of the nominees for director;
■	“FOR” advisory approval of the compensation of our Named Executive Officers;
■	“FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2021;
■	“AGAINST” the stockholder proposal regarding proxy access.
This Proxy Statement and the accompanying proxy card are first being sent to stockholders on April 19, 2021. We will bear the expense of this mail solicitation, which may be supplemented by telephone, facsimile, email and personal solicitation by our officers, employees and agents. To aid in the solicitation of proxies, we have retained D.F. King for a fee of $9,500, plus reimbursement of expenses. We may incur additional fees if we request additional services. We will also request brokerage houses and other nominees and fiduciaries to forward proxy materials, at our expense, to the beneficial owners of stock held as of 5:00 p.m. Eastern Time on March 30, 2021, the record date for voting.
We use the terms “NiSource,” the “Company,” “we,” “our” and “us” in this Proxy Statement to refer to NiSource Inc.
Who May Vote
Holders of shares of common stock as of the close of business on March 30, 2021, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 30, 2021, 392,129,866 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.
Voting Your Proxy
If you are a “stockholder of record” (that is, if your shares of common stock are registered directly in your name on the Company’s records), you may vote your shares by proxy in advance of the Annual Meeting using any of the following methods:
■	Telephoning the toll-free number listed on the proxy card;
■	Using the Internet website listed on the proxy card: www.proxyvote.com; or
■	Marking, dating, signing and returning the enclosed proxy card.
All votes must be received by the proxy tabulator by 11:59 p.m. Eastern Time on May 24, 2021.
If your shares are held in a brokerage account or by a bank, broker, trust or other nominee (herein referred to as a “Broker”), you are considered a “beneficial owner” of shares held in “street name.” As a beneficial owner, you will receive proxy materials and voting instructions from the stockholder of record that holds your shares. You must follow the voting instructions in order to have your shares of common stock voted.
Discretionary Voting by Brokers and “Broker Non-Votes”
If your shares are held in street name and you do not provide the Broker with instructions as to how to vote such shares, your Broker will only be able to vote your shares at its discretion on certain “routine” matters as permitted by New York Stock Exchange (“NYSE”) rules. The proposal to ratify the appointment of our independent registered public accounting
  2021 Proxy Statement | 5

PROXY STATEMENT
firm is the only proposal considered a routine matter and, accordingly, at the Annual Meeting, Brokers will only have discretionary authority to vote your shares with regard to Proposal No. 3, the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2021. A “broker non-vote” occurs when a Broker holding shares for a beneficial owner does not have discretionary authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted. Brokers will not have discretionary authority to vote your shares with respect to the other proposals to be presented at the Annual Meeting. Therefore, it is important that you instruct your Broker or other nominee how to vote your shares. If Brokers exercise their discretionary voting authority on Proposal No. 3, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting, which are considered “non-routine.”
Voting Shares Held in Our 401(k) Plan
If you hold your shares of common stock in our 401(k) Plan, those shares are held in the name of Fidelity Management Trust Company (“Fidelity”), the administrator of the 401(k) Plan. You will receive a proxy card that includes the number of shares of our common stock held in the 401(k) Plan. You should instruct Fidelity how to vote your shares by completing and returning the proxy card or by voting your shares by Internet or by telephone, as detailed above under “Voting Your Proxy.” If you do not instruct Fidelity how to vote your shares, or if you sign the proxy card with no further instructions as to how to vote your shares, Fidelity will vote your shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law. To allow enough time for Fidelity to vote your shares in accordance with your direction, your voting instructions must be received by Fidelity no later than 11:59 p.m. Eastern Time on May 20, 2021.
Attending and Voting During the Virtual Annual Meeting
Format of Meeting. In light of public health concerns regarding the coronavirus (“COVID-19”) outbreak, this year’s Annual Meeting will be conducted in a virtual format only in order to assist in protecting the health and well-being of our stockholders and employees and to provide access to our stockholders regardless of geographic location. There is no in-person meeting for you to attend. We designed the format of this year's Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded similar rights and opportunities to participate as they would at an in-person meeting.
Attending the Meeting. You are entitled to attend and participate in the Annual Meeting if you were a stockholder of record as of the close of business on March 30, 2021, the record date, or hold a legal proxy for the Annual Meeting provided by your Broker as described below. To attend and participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/NI2021 and enter your 16-digit control number, which can be found on your proxy card, voting instruction form or email you received with your proxy materials. If your shares are held by a Broker and you do not have a control number, please contact your Broker as soon as possible so that you can be provided with a control number.
Voting During the Meeting. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting. If your shares are held in street name by a Broker, then, in order to be able to vote at the Annual Meeting, you must obtain an executed legal proxy from the Broker indicating that you were the beneficial owner of the shares on March 30, 2021, the record date for voting, and that the Broker is giving you its proxy to vote the shares. If your shares are held in the 401(k) Plan, you will not be able to vote your shares at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described above under “Voting Your Proxy.” Votes cast at the Annual Meeting or represented by proxy at the Annual Meeting will be tabulated by the inspector of election.
Technical Assistance. The Annual Meeting will begin promptly at 10:00 a.m. Central Time. We encourage you to access the Annual Meeting approximately 15 minutes in advance to allow ample time for you to log in to the meeting and test your computer audio system. We recommend that you carefully review the above procedures needed to gain admission in advance. Technicians will be ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the meeting login page at www.virtualshareholdermeeting.com/NI2021.
6 |   2021 Proxy Statement

PROXY STATEMENT
Submitting Questions During the Meeting. As part of the Annual Meeting, we will hold a live question and answer session during which we intend to answer questions submitted during the meeting that are relevant to the purposes of the meeting and the Company's business in accordance with the Annual Meeting procedures posted on the meeting website, as time permits. Questions may be submitted by stockholders that have used 16-digit control numbers to enter the meeting at www.virtualshareholdermeeting.com/NI2021. Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once.
Revoking Your Proxy
You may revoke your proxy at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send a letter to our Corporate Secretary (which must be received before a vote is taken) indicating that you want to revoke your proxy, or you can supersede your initial proxy by submitting a duly executed proxy bearing a later date, voting by telephone or through the Internet on a later date, or attending the virtual Annual Meeting and voting during the meeting. Attending the virtual Annual Meeting will not in and of itself revoke a proxy.
Quorum for the Meeting
A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present during the virtual Annual Meeting or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. Abstentions are counted for purposes of determining whether a quorum is present. As explained above under “Discretionary Voting by Brokers and ‘Broker Non-Votes,’ ” if Brokers exercise their discretionary voting authority on Proposal No. 3, such shares will be considered present at the meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting.
  2021 Proxy Statement | 7

PROPOSAL 1 — ELECTION OF DIRECTORS
At the recommendation of the Nominating and Governance Committee, the Board has nominated the persons listed below to serve as directors, each for a one-year term, beginning at the Annual Meeting on May 25, 2021, and expiring at the 2022 annual meeting of our stockholders (the “2022 Annual Meeting”) and until their successors are duly elected or appointed and qualified. The nominees include eleven independent directors, as defined in the applicable rules of the NYSE, and our President and Chief Executive Officer (“CEO”). The Board does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the judgment of the person or persons voting the proxies. All of the nominees currently serve on the Board. Set forth below is information regarding all of our nominees (each of whom has consented to being named in the Proxy Statement and to serving, if elected).
Vote Required
In order to be elected, a nominee must receive more votes cast in favor of his or her election than against election. Abstentions by those present or represented by proxy will not be counted as a vote cast either “for” or “against” with respect to the election of directors and, therefore, will have no effect on the outcome. Brokers will not have discretionary authority to vote on the election of directors. Accordingly, there could be broker non-votes which will have no effect on the vote.
Under our Corporate Governance Guidelines, each nominee will tender a conditional resignation prior to the Annual Meeting, effective only if both (a) the votes “against” a nominee’s election exceed the votes “for” election (a “failed re-election”) and (b) such resignation is subsequently accepted by the Board. Any failed re-election will be referred to the Nominating and Governance Committee, which will make a recommendation to the Board as to whether to accept or reject the resignation. The Board will make a determination and publicly disclose its decision, the rationale for the decision and the directors who participated in the process within 90 days after the election. The Board expects the director who has not been re-elected to abstain from participating in the Nominating and Governance Committee or Board discussion or vote regarding whether to accept his or her resignation offer. A director who has had a failed re-election may participate in discussions or votes with respect to other directors who have had a failed re-election.
Nominee Skills, Demographics and Biographies
Biographical information regarding each director nominee and his or her qualifications to serve as a director is set forth on the succeeding pages.
Our director nominees possess the necessary breadth and depth of skills and experience to oversee our business operations and long-term strategy as shown below:*
✔	Industry Experience
■ Gas Distribution or Transmission (50%)
■ Electricity Distribution, Transmission or Generation (50%)
■ Energy Markets or Technology (67%)
✔	Other Operations / Customer Service (92%)
✔	Government and Regulatory (92%)
✔	Public Company Board (75%)
✔	Financial or Capital Markets (83%)
✔	Risk Management (100%)
✔	Technology (58%)
✔	Safety (67%)
✔	Environmental, Sustainability, Corporate Responsibility and Ethics (100%)
✔	Non-Profit Board / Community Service (92%)
✔	CEO (Current or Prior) (83%)
✔	Strategic Planning (100%)
✔	Financial Literacy and Expertise (100%)
✔	Talent Management (Executive Compensation and Benefits, and Talent Development) (100%)
* Percentages shown represent the portion of the Board with the indicated skill or experience.
8 |   2021 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
The race/ethnicity and gender of each of our director nominees are set forth below.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.
PETER A. ALTABEF
Age: 61 Director Since: 2017 Standing Board Committees: ■ Finance Committee (Chair) ■ Nominating and Governance Committee
Executive Experience: Mr. Altabef currently serves as Chair and CEO of Unisys Corporation, a global information technology company, a position he has held since January 2015 (becoming Chair in April 2018). He also served as President from January 2015 through March 2020. Prior to his current role, he served as president and CEO of MICROS Systems, Inc., a provider of integrated software and hardware solutions to the hospitality and retail industries, from 2013 to 2014, when it was acquired by Oracle Corporation. Before that, he served as president and CEO of Perot Systems Corporation from 2004 to 2009, when it was acquired by Dell Inc. Following that transaction, Mr. Altabef served as president of Dell Services, the information technology services and business process solutions unit of Dell Inc. until his departure in 2011.

Outside Board and Other Experience: Mr. Altabef is Chair of the board of directors of Unisys Corporation. He is also a member of the President’s National Security Telecommunications Advisory Committee (NSTAC), a trustee of the Committee for Economic Development (CED), a member of the advisory board of Merit Energy Company, LLC and of the board of directors of Petrus Trust Company, LTA. He previously served as a senior advisor to 2M Companies, Inc., in 2012, and as a director of MICROS Systems, Perot Systems Corporation and Belo Corporation. He is also active in community service activities, having served on the boards and committees of several cultural, medical, educational and charitable organizations and events.

Skills and Qualifications: Mr. Altabef has experience leading large organizations as CEO and a strong background in strategic planning, financial reporting, risk management, business operations and corporate governance. He also has more than 25 years of senior leadership experience at some of the world’s leading information technology companies. As a result, he has a deep understanding of the cybersecurity issues facing businesses today. His overall leadership experience and his cybersecurity background provide the Board with valuable perspective and insight into significant issues that we face.

  2021 Proxy Statement | 9

PROPOSAL 1 — ELECTION OF DIRECTORS
THEODORE H. BUNTING, JR.
Age: 62 Director Since: 2018 Standing Board Committees: ■ Audit Committee (Chair) ■ Nominating and Governance Committee
Executive Experience: Mr. Bunting most recently served as group president, utility operations, at Entergy Corporation (“Entergy”), an integrated energy company, from 2012 until his retirement in 2017. Before that, he was senior vice president and chief accounting officer at Entergy from 2007 to 2012, and chief financial officer (“CFO”) of several subsidiaries from 2000 to 2007. He held other management positions of increasing responsibility in accounting and operations at Entergy since joining the company in 1983.

Outside Board and Other Experience: Mr. Bunting has been a director of Unum Group since 2013 and is currently chair of its regulatory compliance committee and a member of its human capital committee. Mr. Bunting has been a director of the Hanover Group since 2020. He previously served as a director of Imation Corp., a global data storage and information security company. He also serves on the board of Foundation for the Mid South and previously served on the board of Hendrix College.

Skills and Qualifications: Mr. Bunting's utility industry knowledge, including his experience in customer service, safety and regulatory relations, are valuable to us as we continue to execute on our robust long-term utility infrastructure investment plans. He also brings additional public company experience in the areas of strategic finance, accounting, auditing, and capital and risk management to the Board. He is a certified public accountant.

ERIC L. BUTLER
Age: 60 Director Since: 2017 Standing Board Committees: ■ Compensation Committee (Chair) ■ Nominating and Governance Committee
Executive Experience: Mr. Butler currently is President and CEO of Aswani-Butler Investment Associates, a private equity investment firm since 2018. Previously he served in a number of executive leadership roles at Union Pacific Corporation (“Union Pacific”), a transportation company located in Omaha, Nebraska, until his retirement in February 2018. He began his career at Union Pacific in 1985 and held leadership roles in financial planning and analysis and in marketing, sales and commercial, including as Executive Vice President and Chief Marketing Officer from March 2012 to December 2016. He also held leadership roles in supply, procurement and purchasing, including as Vice President and General Manager – Industrial Products from April 2005 to March 2012. Most recently, he was Senior Vice President of Union Pacific from December 2017, Executive Vice President and Chief Administrative Officer from December 2016 through November 2017, and Corporate Secretary from February 2017 through November 2017.

Outside Board and Other Experience: Mr. Butler has served on the Federal Reserve Bank of Kansas City’s Omaha Branch Board since 2015 and, in 2018, was elected chair. Additionally, he serves on the board of the Omaha Airport Authority, which he joined in 2007.

Skills and Qualifications: Mr. Butler developed and led strategic and financial planning, marketing, sales, commercial; and supply, procurement and purchasing for one of the largest transportation companies in the world, Union Pacific. He most recently led the corporate governance, human resources, labor relations and administration functions at Union Pacific. His knowledge of the railroad transportation industry and the challenges in maintaining top-tier safety, customer service and risk management standards while providing an important part of the nation’s infrastructure provides him with unique skills and insights that are valuable to the Board. In addition, he has experience in the purchase of fuel and energy materials and equipment. As a result, Mr. Butler has an understanding of the aging infrastructure, safety, organizational and regulatory issues facing utilities today and provides a fresh viewpoint from an industry that is similarly positioned. His overall leadership experience and his regulated public company background provides the Board with another perspective on significant issues that we face.

10 |   2021 Proxy Statement

PROPOSAL 1 — ELECTION OF DIRECTORS
ARISTIDES S. CANDRIS
Age: 69 Director Since: 2012 Standing Board Committees: ■ Environmental, Safety and Sustainability Committee (Chair) ■ Nominating and Governance Committee
Executive Experience: Dr. Candris was President and CEO of Westinghouse Electric Company (“Westinghouse”), Pittsburgh, Pennsylvania, a nuclear engineering company, which was a unit of Tokyo-based Toshiba Corp., from July 2008 until his retirement in March 2012. During his 36 years of service at Westinghouse, Dr. Candris served in various positions, including as Senior Vice President, Nuclear Fuel, from September 2006 to July 2008, and continued to serve on the board of Westinghouse until October 2012.

Outside Board and Other Experience: Dr. Candris currently serves as a member of the advisory boards of the Carnegie Institute of Technology and the Wilton E. Scott Institute for Energy Innovation at Carnegie Mellon University. He also serves on the boards of trustees of Transylvania University and the Hellenic-American University and the board of directors of The Hellenic Initiative. He previously served on the boards of Westinghouse and Kurion Inc. He also served on the advisory board of Atomos Nuclear and Space Corporation from 2018 until 2020.

Skills and Qualifications: Dr. Candris is a nuclear scientist and engineer, and has significant experience leading a global nuclear power company. His knowledge of the electric industry gives him significant insight to the issues impacting the electric utility industry. His experience managing highly technical engineering operations, and particularly his extensive experience and expertise in risk assessment and safety management systems, as well as process optimization methodologies (such as Lean/Six Sigma), are of great value as we build and maintain facilities to address increasing environmental regulations and make long-term strategic decisions on electric power generation and gas and electric delivery. His technical and management skills are helpful as we continue to build and modernize both our transmission and distribution systems. Dr. Candris has great insight from his experience developing customer focused programs and attaining excellence in business processes and behaviors, which assists us to better meet the increasing expectations of customers and regulators.

WAYNE S. DEVEYDT
Age: 51 Director Since: 2016 Standing Board Committees: ■ Audit Committee ■ Finance Committee
Executive Experience: Mr. DeVeydt has been serving as Executive Chair of the board of directors of Surgery Partners, Inc., a healthcare services company, since January 2020. Previously, he served as CEO and member of the board of directors of Surgery Partners, Inc. from January 2018 to January 2020. Prior to joining Surgery Partners, Inc., he served as a Senior Advisor to the Global Healthcare division of Bain Capital, a global multi-asset alternative asset firm, from January 2017 to January 2018, and as Executive Vice President and CFO at Anthem, Inc., a health insurance company and an independent licensee of the Blue Cross and Blue Shield Association, from May 2007 until his retirement in June 2016. He also served as Senior Vice President and Chief Accounting Officer at Anthem, Inc. beginning in 2005 and Chief of Staff to the Chair and CEO from 2006 to 2007. Prior to joining Anthem, Inc., Mr. DeVeydt was a partner at PricewaterhouseCoopers LLP from 1996 to 2005, where he served in many roles in the financial services industry.

Outside Board and Other Experience: Mr. DeVeydt is a member of the board of directors of Surgery Partners, Inc., where he currently serves as Executive Chair. He served as a member of the board of directors of Grupo Notre Dame Intermedica from December 2016 until December 2019 and was chair of its audit committee. He also served as a director of Myovant Sciences Ltd. from 2016 until July 2018 and served as its lead independent director, chair of its audit committee, and a member of its compensation committee. Mr. DeVeydt is an active leader in his community through his charitable activities.

Skills and Qualifications: Mr. DeVeydt’s positions as CEO and CFO at public companies in regulated industries and as a partner at PricewaterhouseCoopers LLP provide him with strong financial acumen along with a deep understanding of regulated industry operations and extensive leadership skills, particularly in the areas of accounting and finance. His significant experience in internal controls, capital markets, corporate governance, risk management and strategic planning from both a public company and public accounting perspective make him an asset to the Board.

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PROPOSAL 1 — ELECTION OF DIRECTORS
JOSEPH HAMROCK
Age: 58 Director Since: 2015 Director, President and CEO Standing Board Committees: None
Executive Experience: Mr. Hamrock has been our President and CEO since July 2015. From May 2012 to June 2015, he was Executive Vice President and Group CEO for NiSource’s Gas Distribution Operations, comprised of local gas distribution companies in Kentucky, Maryland, Massachusetts, Ohio, Pennsylvania and Virginia. Previously, he served in a variety of senior executive positions with American Electric Power (“AEP”), an electrical service public utility holding company in Columbus, Ohio, including as President and Chief Operating Officer (“COO”) of AEP Ohio from January 2008 to May 2012. He also served in leadership roles in engineering, transmission and distribution operations, customer service, marketing and information technology.

Outside Board and Other Experience: Mr. Hamrock is currently a member of the board of the American Gas Association, a gas industry trade association. He is also a board member of OhioHealth, a not-for-profit healthcare system in central Ohio, and A Kid Again, which supports families caring for children with life-threatening illnesses.

Skills and Qualifications: Mr. Hamrock has extensive knowledge of our industry from his more than 30 years of experience in a variety of positions at AEP and the Company. He began his career in the energy industry as an electrical engineer in transmission and distribution planning, and progressed to work in commercial and industrial customer services, earning a leadership role in commercial marketing, customer services, and strategic development, among other executive roles, before becoming CEO at NiSource. Consequently, he has a firm understanding of the needs of our customers and is uniquely qualified to lead a focused utility company to meet our customer commitments. Additionally, he has a solid understanding of our organization through his leadership of our gas distribution operations, where he led financial, operational, regulatory and commercial performance for the Columbia gas business. This significant industry experience provides Mr. Hamrock with a unique perspective into our operations, our markets, our people and the strategic vision needed to meet our long-term safety, customer value, business, financial and technology performance goals. In addition, he has been, and continues to be, an active supporter of educational, charitable and utility industry organizations.

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PROPOSAL 1 — ELECTION OF DIRECTORS
DEBORAH A. HENRETTA
Age: 59 Director Since: 2015 Standing Board Committees: ■ Audit Committee ■ Compensation Committee
Executive Experience: Ms. Henretta currently is a partner at G100 Companies, a C-suite learning and development company, where she serves as Senior Advisor spearheading digital transformation practice for SSA & Company, a G100 Company, a role she has held since 2016. She retired from Procter & Gamble Co. (“P&G”) in 2015, where she served as Group President of Global e-Business. Prior to her appointment as Group President of Global e-Business in January 2015, she held various senior positions throughout several P&G sectors, including as Group President of Global Beauty from 2012 to 2015 and as Group President of P&G Asia from 2007 to 2012. Prior to her appointment as Group President of P&G Asia, she was President Asia from 2005 to 2007 and President of Global Baby, Toddler and Adult Care from 2004 to 2005. She joined P&G in 1985.

Outside Board and Other Experience: Ms. Henretta has been a director at American Eagle Outfitters, Inc. since 2019. She has been a director at Corning Incorporated since 2013. She is also a director at Meritage Homes Corporation. Ms. Henretta served as a director of Staples, Inc. from June 2016 until September 2017 and served on its compensation committee. Additionally, she serves on the board of trustees for Xavier University and St. Bonaventure University.

Skills and Qualifications: Ms. Henretta has over 30 years of business leadership experience with P&G in a multi-jurisdictional regulatory and competitive business environment. She has experience across many markets, including P&L responsibility for multi-billion dollar businesses at P&G and responsibility for strategic planning, sales, marketing, e-business, government relations and customer service. Ms. Henretta led a dynamic business segment and is, therefore, keenly aware of the delicate balance of keeping pace with customer expectations in a changing environment, as well as maximizing the benefits that inclusion and diversity can provide. Because of this experience, Ms. Henretta brings valuable insights to the Board and strategic leadership to us as we operate in multiple regulatory environments and develop products and customer service programs to meet our customer commitments. In her partner role at G100 Companies, she assisted in establishing a Board Excellence Program, which provides board director education on board oversight and governance responsibilities, including in the areas of digital transformation and cybersecurity.

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PROPOSAL 1 — ELECTION OF DIRECTORS
DEBORAH A. P. HERSMAN
Age: 51 Director Since: 2019 Standing Board Committees: ■ Environmental, Safety and Sustainability Committee ■ Finance Committee
Executive Experience: Ms. Hersman served as Chief Safety Officer and consultant at Waymo LLC, the self-driving car technology subsidiary of Alphabet Inc., from January 2019 to December 2020. In this role, she was responsible for systems safety, field safety and safety management systems across the company’s extensive testing and development programs. From 2014 to 2019, she served as president and CEO of the National Safety Council, a nonprofit organization focused on eliminating preventable deaths at work, in homes and communities, and on the road through leadership, research, education and advocacy.

Outside Board and Other Experience: Ms. Hersman serves on the board of directors of Velodyne Lidar, Inc. From 2004 to 2014, she served as a board member and then as chair at the National Transportation Safety Board (the “NTSB”). Previously, she served in a professional staff role for the U.S. Senate Commerce, Science and Transportation Committee, where she played key roles in crafting the Pipeline Safety Improvement Act of 2002 and legislation establishing a new modal administration focused on bus and truck safety.

Skills and Qualifications: Ms. Hersman is a seasoned safety executive, having previously served as the CEO of the National Safety Council and as the chair and chief executive at the NTSB. She has a successful track record running complex safety-focused organizations with numerous stakeholders. A widely respected safety spokesperson driven by mission and a passion for preserving human life, Ms. Hersman also has expertise in the details of navigating crises and strong experience with safety policy legislation and advocacy. Ms. Hersman's extensive safety experience is of great value to the Board as we continue to implement our safety management system and meet our safety commitments to our customers and stakeholders.

MICHAEL E. JESANIS
Age: 64 Director Since: 2008 Standing Board Committees: ■ Compensation Committee ■ Environmental, Safety & Sustainability Committee
Executive Experience: Mr. Jesanis was co-founder and until 2018 was Managing Director of HotZero, LLC, a firm formed to develop hot water district energy systems in New England. Mr. Jesanis has served as an advisor to several startups in energy-related fields. From July 2004 through December 2006, Mr. Jesanis was President and CEO of National Grid USA, a natural gas and electric utility, and a subsidiary of National Grid plc, of which Mr. Jesanis was also an Executive Director. Prior to that position, Mr. Jesanis was COO and CFO of National Grid USA from January 2001 to July 2004 and CFO of its predecessor utility holding company from 1998 to 2000.

Outside Board and Other Experience: Mr. Jesanis is a board member of El Paso Electric Company. He previously served as a director for several electric and energy companies, including Ameresco, Inc. Mr. Jesanis is the former chair of the board of a college and a past trustee (and past chair of the audit committee) of a university.

Skills and Qualifications: By virtue of his former positions as President and CEO, COO and CFO, of a major electric and gas utility holding company as well as his current role with an energy efficiency consulting firm, Mr. Jesanis has extensive experience with regulated utilities. He has strong financial acumen and extensive managerial experience, having led modernization efforts in the areas of operating infrastructure improvements, customer service enhancements and management team development. Mr. Jesanis also demonstrates a commitment to education as the former chair of the board of a college and a past trustee (and past chair of the audit committee) of a university. As a result of his former senior managerial roles and his non-profit board service, Mr. Jesanis also has particular expertise with board governance issues.

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PROPOSAL 1 — ELECTION OF DIRECTORS
KEVIN T. KABAT
Age: 64 Director Since: 2015 Chair of the Board Standing Board Committees: ■ Nominating and Governance Committee (Chair)
Executive Experience: From April 2007 to November 2015, Mr. Kabat was CEO of Fifth Third Bancorp, a bank holding company. He continued to serve as Vice Chair of the board of directors of Fifth Third Bancorp until his retirement in April 2016. Before becoming CEO, he served as Fifth Third Bancorp’s President from June 2006 to September 2012 and as Executive Vice President from December 2003 to June 2006. Additionally, he was previously President and CEO of Fifth Third Bank (Michigan). Prior to that position, he was Vice Chair and President of Old Kent Bank, which was acquired by Fifth Third Bancorp in 2001.

Outside Board and Other Experience: Mr. Kabat has been a director of Unum Group since 2008 and is currently chair of the board and chair of its governance committee. He was also previously the lead independent director of E*Trade Financial Corporation. He has also held leadership positions on the boards and committees of local business, educational, cultural and charitable organizations and campaigns.

Skills and Qualifications: Mr. Kabat has significant leadership experience as a CEO in a regulated industry at a public company. As a result, he has a deep understanding of operating in a regulatory environment and balancing the interests of many stakeholders. His extensive experience in strategic planning, risk management, financial reporting, internal controls and capital markets makes him an asset to the Board, as he is able to provide unique strategic insight, financial expertise and risk management skills. In addition, he has broad corporate governance skills and perspective gained from his service in leadership positions on the boards of other publicly traded companies.

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PROPOSAL 1 — ELECTION OF DIRECTORS
CAROLYN Y. WOO
Age: 67 Director Since: 1998 Standing Board Committees: ■ Audit Committee ■ Finance Committee
Executive Experience: Dr. Woo was President and CEO of Catholic Relief Services, an international humanitarian agency serving over 100 countries, from January 2012 until her retirement in December 2016. Previously, Dr. Woo was dean and a professor of Entrepreneurial Studies at the Mendoza College of Business, University of Notre Dame in Notre Dame, Indiana.

Outside Board and Other Experience: In addition to serving on our Board, Dr. Woo has been a director at AON plc since 1998, and currently serves on its audit, compliance, and organization and compensation committees. She is also on the board of Arabesque. Since July 2019, she also serves on the International Advisory Group of Equinor ASA. She has previously served on the boards of directors of four additional public companies: Circuit City, St. Joseph Capital Bank, Arvin Industries and Bindley-Western Industries. She is also a current and past board member of several non-profit organizations, including an international relief organization, a large multi-hospital health system, business school accreditation organization, leadership development organizations and an educational organization.

Skills and Qualifications: Dr. Woo’s experience as President and CEO of an international organization provides her with knowledge and experience in managing a large organization. From her experiences at Aon and Catholic Relief Services, she is also familiar with trends and approaches related to global risks. Her experience as the dean of a major business school and her research as a professor of entrepreneurship provides her with a deep understanding of business principles and extensive expertise with management and strategic planning issues. Through her current and previous service on the boards of directors, audit committees and compensation committees of public companies, including a global reinsurance and risk management consulting company, a pharmaceutical distribution company, an international automotive manufacturer and a financial institution, Dr. Woo has developed an excellent understanding of corporate governance, internal control, financial and strategic analysis and risk management issues. Dr. Woo is a leader in the areas of corporate social responsibility, sustainability and ethics, which adds an important perspective to the Board. In 2017, she was named to the Top 100 Most Influential in Business Ethics by the Ethisphere Institute. Dr. Woo’s commitment to social and educational organizations provides her with an important perspective on the various community and social issues confronting us in the communities that we serve. Since 2018, Dr. Woo has convened dialogues at the Vatican with CEOs of energy and investment companies on the topic of energy transition.

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PROPOSAL 1 — ELECTION OF DIRECTORS
LLOYD M. YATES
Age: 60 Director Since: 2020 Standing Board Committees: ■ Compensation Committee ■ Environmental, Safety & Sustainability Committee
Executive Experience: Mr. Yates retired in 2019 from Duke Energy Corporation (“Duke Energy”), where he most recently served as Executive Vice President, Customer and Delivery Operations, and President, Carolinas Region, since 2014. In this role, he was responsible for aligning customer-focused products and services to deliver a personalized end-to-end customer experience to position Duke Energy for long-term growth, as well as for the profit/loss, strategic direction and performance of Duke Energy’s regulated utilities in North Carolina and South Carolina. Previously, he served as Executive Vice President of Regulated Utilities at Duke Energy, overseeing Duke Energy’s utility operations in six states, federal government affairs, and environmental and energy policy at the state and federal levels, as well as Executive Vice President, Customer Operations, where he led the transmission, distribution, customer services, gas operations and grid modernization functions for millions of utility customers. He held various senior leadership roles at Progress Energy, Inc., prior to its merger with Duke Energy, from 2000 to 2012.

Outside Board and Other Experience: Mr. Yates currently serves on the board of directors of American Water Works Company, Inc., Marsh & McLennan Companies, Inc. and Sonoco Products Company.

Skills and Qualifications: Mr. Yates brings significant energy and regulated utility experience to our Board. He has over 38 years of experience in the energy industry, including in the areas of profit/loss management, customer service, nuclear and fossil generation and energy delivery. At Duke Energy, he used his operational experience to improve safety, reliability and the overall customer experience for millions of customers. He has expertise overseeing regulated utility operations, working with state regulators, and managing consumer and community affairs. He also has experience managing gas and grid modernization functions, which is valuable to our Board as we execute our business strategies. In addition, his experience as a director for other prominent public companies benefits our Board by bringing additional perspective to a variety of important areas of governance and strategic planning.

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CORPORATE GOVERNANCE
Director Independence
Under our Corporate Governance Guidelines, a majority of the Board must be comprised of “independent directors.” In order to assist the Board in making its determination of director independence, the Board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02 of the NYSE Listed Company Manual. The Board also has adopted an additional independence standard providing that a director who is an executive officer or director of a company that receives payments from us in an amount which exceeds 1% of such other company’s consolidated gross revenues is not “independent” until three years after falling below such threshold. A copy of our Corporate Governance Guidelines is posted on our website at https://www.nisource.com/investors/governance.
The Board has affirmatively determined that, with the exception of Mr. Hamrock, all of the members of the Board and all nominees are “independent directors” as defined in Section 303A.02 of the NYSE Listed Company Manual and meet the additional standard for independence set by the Board.
Policies and Procedures with Respect to Transactions with Related Persons
We have established policies and procedures with respect to the review, approval and ratification of any transactions with related persons.
Under its charter, the Nominating and Governance Committee reviews reports and disclosures of insider and related person transactions. Under our Code of Business Conduct, the following situations may present a conflict of interest and must be reviewed by the Nominating and Governance Committee to determine if they involve a direct or indirect interest of any director, executive officer or employee (including immediate family members) or otherwise present a conflict of interest:
■
owning more than a 10% equity interest or a general partner interest in any entity that transacts business with the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

■
selling anything to the Company or buying anything from the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

■	consulting for or being employed by a competitor of the Company; and
■	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member employed by the Company.
Related person transactions are annually reviewed and, if appropriate, ratified by the Nominating and Governance Committee. Directors, individuals subject to Section 16 (“Section 16 Officer(s)”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and senior executive officers are expected to raise any potential transactions involving a conflict of interest that relate to them with the Nominating and Governance Committee so that they may be reviewed in a prompt manner.
There were no transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2020, of the type or amount required to be disclosed under the applicable Securities and Exchange Commission (“SEC”) rules.
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Communications with the Board and Non-Management Directors
Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:
■	Communications to the Board may be made to the Board generally, any director individually, the non-management directors as a group, or the Chair of the Board, by writing to the following address:
NiSource Inc.
Attention: Board of Directors, or any Board member, or non-management directors, or Chair of the Board
c/o Corporate Secretary
801 East 86th Avenue
Merrillville, Indiana 46410
■
The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting our Ethics and Compliance Officer at ethics@nisource.com, calling the business ethics hotline at 1-800-457-2814, or writing to:

NiSource Inc.
Attention: Director, Corporate Ethics
801 East 86th Avenue
Merrillville, Indiana 46410
Stockholder Engagement
We are committed to engaging with our stockholders and soliciting their views and input on important governance, environmental, social, executive compensation and other matters. Our Nominating and Governance Committee is responsible for overseeing the stockholder engagement process and the periodic review and assessment of stockholder input on governance matters. In 2020, management initiated stockholder conversations on a variety of corporate governance topics, including Board composition, the Board’s annual evaluation process, executive compensation and other matters. The information obtained from these stockholders was shared with our Nominating and Governance Committee. We intend to continue stockholder engagement on governance each year outside of the proxy season. Our independent directors are available to engage in dialogue with stockholders on matters of significance in order to understand stockholders’ views. In addition, management regularly participates in investor and industry conferences throughout the year to discuss performance and share its perspective on the Company and industry developments.
Code of Business Conduct
We have a Code of Business Conduct to promote: (i) ethical behavior, including the ethical handling of conflicts of interest; (ii) full, fair, accurate, timely and understandable financial disclosure; (iii) compliance with applicable laws, rules and regulations; (iv) accountability for adherence to our code; and (v) prompt internal reporting of violations of our code. Our Code of Business Conduct satisfies applicable SEC and NYSE requirements and applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller), as well as to our employees of and our affiliates. A copy of our Code of Business Conduct is available on our website at https://www.nisource.com/investors/governance and also is available to any stockholder upon written request to our Corporate Secretary at the address noted above under the heading “Communications with the Board and Non-Management Directors.”
Any waiver of our Code of Business Conduct for any director, executive officer or Section 16 officer may be made only by the Audit Committee of the Board and must be promptly disclosed to the extent and in the manner required by the SEC or the NYSE and posted on our website. No such waivers have been granted.
Corporate Governance Guidelines
The Nominating and Governance Committee is responsible for annually reviewing and reassessing the Corporate Governance Guidelines and submitting any recommended changes to the Board for its approval. A copy of the Corporate
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CORPORATE GOVERNANCE
Governance Guidelines can be found on our website at https://www.nisource.com/investors/governance and is also available to any stockholder upon written request to our Corporate Secretary.
Board Leadership Structure
Our Corporate Governance Guidelines state that we should remain free to configure leadership of the Board in the way that best serves our interests at the time and, accordingly, the Board has no fixed policy with respect to combining or separating the offices of Chair and CEO. If the Chair is not an independent director, an independent Lead Director will be chosen annually by the Board, taking into account the recommendation of the Nominating and Governance Committee. The Chair or, if the Chair is not an independent director, the Lead Director will be the presiding director of executive sessions of the Board. To promote open discussion among the non-management directors, the Board schedules regular executive sessions at meetings of the Board and each of its committees.
Since late 2006, the offices of Chair and CEO of the Company have been held by different individuals, with the Chair being an independent director.
The duties of the Chair of the Board are as follows:
■	providing leadership to the Board and management, and monitoring the discharge of their duties;
■	presiding at meetings of stockholders and the Board, including executive sessions of the Board and meetings of the independent directors;
■	serving as a liaison between the independent directors and management;
■	in consultation with the CEO, setting agendas for the meetings of the Board, and developing annual Board meeting schedules for approval by the Board;
■	ensuring proper flow of information to the Board;
■	having the authority to call special meetings of the Board and independent directors;
■	being available for consultation and direct communication with stockholders and other key stakeholders, as appropriate; and
■	having such other responsibilities and performing such duties as may from time to time be assigned to him or her by the Board.
The Board periodically reviews the structure and the division of responsibilities between the role of independent Chair and CEO. The structure and division of responsibilities is intended to maintain the integrity of the oversight function of the Board by providing a separate framework of responsibilities for the independent Chair as set forth above.
Board Oversight of Risk
The Board takes an active role in monitoring and assessing our strategic, compliance, operational and financial risks, as well as cybersecurity risks. The Board administers its oversight function through utilization of its various committees. Our Risk Management Committee, which consists of members of our senior management, is responsible for oversight of our risk management process. Senior management regularly provides reports on our risks to the Board, the Audit Committee and the Board committees that oversee the applicable risks. Additionally, the Audit Committee discusses with management and the independent registered public accounting firm the effect of regulatory and accounting initiatives on our financial statements and is responsible for review and evaluation of our major risk exposures, including cybersecurity and supplier risks, and the steps management has taken to monitor and control such exposures. In addition, the Compensation Committee, the Environmental, Safety and Sustainability (“ESS”) Committee, the Finance Committee and the Nominating and Governance Committee are each charged with overseeing the risks associated with their respective areas of responsibility.
Meetings and Committees of the Board
The Board met 18 times during 2020. Each incumbent director attended at least 87% of the total number of meetings of the Board and of the committees of the Board on which he or she served, and in each case, during the periods that he
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or she served. Pursuant to our Corporate Governance Guidelines, directors are expected to attend all Board meetings, to spend the time needed to discharge their responsibilities as directors, and to attend the annual meeting of stockholders. All then-serving directors attended the 2020 annual meeting of stockholders.
Pursuant to our Corporate Governance Guidelines, the Board expects that our senior officers will regularly attend Board and Committee meetings, present proposals and otherwise assist in the work of the Board. Members of the Board have direct access to all of our employees, outside advisors and independent registered public accounting firm.
The Board has established five standing committees to assist the Board in carrying out its duties: the Audit Committee, the Compensation Committee, the ESS Committee, the Finance Committee and the Nominating and Governance Committee. The Board also established a Search Committee, an ad hoc committee to assist the Nominating and Governance Committee and the Board in identifying qualified director candidates. The Search Committee did not meet during 2020. The Board evaluates the structure and membership of its committees on an annual basis, appoints the independent members of the Board to serve on the committees and elects committee chairs following the annual meeting of stockholders. The following table shows the composition of each standing Board committee as of the date of this Proxy Statement. Mr. Hamrock does not serve on any committee, but is invited to attend various committee meetings. Mr. Kabat, Chair of the Board, is invited to attend all meetings of each of the committees.
Board Committee Composition
Director	Audit	Compensation	ESS	Finance	Nominating and Governance
Peter A. Altabef				✔*	✔
Theodore H. Bunting, Jr.(1)	✔*				✔
Eric L. Butler		✔*			✔
Aristides S. Candris			✔*		✔
Wayne S. DeVeydt(1)	✔			✔
Deborah A. Henretta	✔	✔
Deborah A. P. Hersman			✔	✔
Michael E. Jesanis		✔	✔
Kevin T. Kabat(2)					✔*
Carolyn Y. Woo	✔			✔
Lloyd M. Yates		✔	✔
*Committee Chair
(1)	Audit Committee Financial Expert, as defined by SEC rules.
(2)	Independent Chair of the Board.
The summaries below are qualified by reference to the entire charter for each of the Audit, Compensation, ESS, Finance and Nominating and Governance Committees; each of which can be found on our website at https://www.nisource.com/investors/governance and is also available to any stockholder upon written request to our Corporate Secretary. Additionally, any committee may perform other duties and responsibilities, consistent with their respective charters, our Amended and Restated Bylaws (our “Bylaws”), governing law, the rules of the NYSE, the federal securities laws and such other requirements applicable to us, delegated to any committee by the Board, or in the case of the Compensation Committee, under any provision of any of our benefit or compensation plans.
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CORPORATE GOVERNANCE
Audit Committee
The Audit Committee met 10 times in 2020. Our Audit Committee is responsible for the oversight of our internal audit function and financial reporting process. The Audit Committee has the sole authority to appoint, retain or replace our independent registered public accounting firm and is responsible for, among other things:
■	reviewing our independent registered public accounting firm’s qualifications and independence and compensating our independent registered public accounting firm;
■	overseeing the performance of our internal audit function and our independent registered public accounting firm;
■	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements before earnings announcements;
■	reviewing and discussing with management our annual and quarterly earnings press releases;
■
reviewing and discussing with management and our independent registered public accounting firm major issues regarding accounting principles and financial statement presentations, adequacy of internal controls, and any critical judgments or accounting estimates made in connection with the preparation of financial statements;

■
reviewing and evaluating our major risk exposures, including cybersecurity and supplier risks, and the steps management has taken to monitor and control such exposures, including discussion of our risk assessment and risk management policies; and

■	overseeing our compliance with legal and regulatory requirements.
The Board has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE and SEC rules, including the additional independence standard for audit committee members, and meet our additional independence standard set forth in our Corporate Governance Guidelines.
For more information regarding the Audit Committee, see “Audit Committee Report,” “Proposal 3 — Ratification of Independent Registered Public Accounting Firm” and “Independent Registered Public Accounting Firm Fees” below.
Compensation Committee
The Compensation Committee met eight times in 2020. The Compensation Committee apprises the Board with respect to the evaluation, compensation and benefits of our executives. Its responsibilities include, among others:
■	evaluating the performance of our CEO and other executive officers in light of our goals and objectives;
■	reviewing and approving the corporate goals and objectives relevant to CEO and executive officer compensation;
■	making recommendations to the independent Board members regarding CEO compensation and approving compensation of the other executive officers;
■	reviewing and approving periodically a general compensation policy for our other officers and officers of our principal subsidiaries;
■	approving, or if appropriate, making recommendations to the Board with respect to incentive compensation plans and equity-based plans;
■	reviewing our officer candidates for election by the Board;
■	reviewing and evaluating the executive officers’ development and succession plan (other than our CEO’s succession plan, which is reviewed by the Nominating and Governance Committee);
■	evaluating the risks associated with our compensation policies and practices and the steps management has taken to monitor and control such risks; and
■	overseeing equal employment opportunity and diversity initiatives.
The Compensation Committee has authority to delegate its responsibilities to subcommittees as deemed appropriate, provided the subcommittees are composed entirely of independent directors who also meet the other requirements for membership of the Compensation Committee.
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All of the directors serving on the Compensation Committee are: (i) independent as defined under the applicable NYSE and SEC rules and meet the additional independence standard set forth in the Corporate Governance Guidelines and the additional NYSE independence standard for members of compensation committees and (ii) “non-employee directors” as defined under Rule 16b-3 of the Exchange Act. For additional information regarding the Compensation Committee's principles, policies and practices, please see the discussion under “Compensation Discussion and Analysis (CD&A)”.
Environmental, Safety and Sustainability Committee
The ESS Committee met 11 times during 2020. The ESS Committee assists the Board in overseeing the programs, performance and risks relative to environmental, safety and sustainability matters. Its responsibilities include, among others:
■	evaluating our environmental and sustainability policies, practices and performance;
■	evaluating our safety policies, practices and performance relating to our employees, contractors and the general public;
■	reviewing and assessing stockholder proposals related to the environment, safety and sustainability;
■	reviewing and evaluating our programs, policies, practices and performance with respect to health and safety compliance auditing; and
■	assessing major legislation, regulation and other external influences that pertain to the ESS Committee’s responsibilities and assessing the impact on us.
Finance Committee
The Finance Committee met seven times during 2020. Its responsibilities include the following, among others:
■	reviewing and evaluating our financial plans, capital structure, equity and debt levels, dividend policy and financial policies;
■	reviewing our corporate insurance programs;
■	reviewing our investment strategy and investments;
■	reviewing and evaluating our financial, tax, third party credit and commodity risks and the steps management has taken to monitor and control such risks;
■	reviewing our annual earnings guidance and capital budgets and recommending approval to the Board; and
■	reviewing our hedging policies and exempt swap transactions.
Nominating and Governance Committee
The Nominating and Governance Committee met five times in 2020. Its responsibilities include, among others:
■	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;
■	recommending to the Board director nominees for election at the next annual meeting of the stockholders;
■	developing and recommending to the Board the Corporate Governance Guidelines;
■	consulting with management to determine the appropriate response to stockholder proposals submitted pursuant to SEC rules;
■	reviewing and evaluating risks to our reputation and the steps management has taken to monitor and control such risks;
■	reviewing and evaluating our CEO succession plan and working with the Board to evaluate potential successors to our CEO;
■	reviewing and overseeing, at least annually, corporate and business unit political spending;
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CORPORATE GOVERNANCE
■	evaluating any resignation tendered by a director and making recommendations to the Board about whether to accept such resignation; and
■	overseeing the evaluation of the performance of the Board and its committees.
The Nominating and Governance Committee, with the assistance of the independent compensation consultant, annually reviews the amount and composition of non-employee director compensation. Please see the discussion under the heading “Director Compensation” for a description of the compensation we provide to our non-employee directors. The Nominating and Governance Committee also leads the processes set forth below.
Director Selection Process.  The Nominating and Governance Committee identifies and screens candidates for director and makes its recommendations for director to the Board. At times the Board may establish an ad hoc search committee to assist the Nominating and Governance Committee in this process. Additionally, the Nominating and Governance Committee has the authority to retain a search firm to help it identify director candidates to the extent it deems necessary or appropriate. The Board established a search committee to assist the Nominating and Governance Committee and the Board in identifying qualified director candidates. The Nominating and Governance Committee has also engaged the firm of Heidrick & Struggles International, Inc. In considering candidates for director, the Nominating and Governance Committee considers the skills, expertise, experience and qualifications that will best complement the overall mix of skills and expertise of the Board in view of the strategy of, and the risks and opportunities that we face, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service, other board service and other factors. In addition, the Nominating and Governance Committee takes into account the racial, ethnic and gender diversity of the Board and actively seeks minority and female candidates.
The Nominating and Governance Committee seeks to identify and recommend candidates with a reputation for, and record of, integrity and good business judgment who have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated; are effective in working in complex collegial settings; are free from conflicts of interest that could interfere with a director’s duties to us and our stockholders; and are willing and able to make the necessary commitment of time and attention required for effective service on the Board, including limiting their service on other boards to a reasonable number. The Nominating and Governance Committee also takes into account the candidate’s level of financial literacy. The Nominating and Governance Committee monitors the mix of skills and experience of the directors in order to assess whether the Board has the necessary tools to perform its oversight function effectively. The Nominating and Governance Committee also assesses the diversity of the Board as a part of its annual self-assessment process as described in more detail below. The Nominating and Governance Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders as it uses to evaluate the candidates identified by the Board.
The Board has determined that all of the members of the Nominating and Governance Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines.
For information on how to nominate a person for election as a director at the 2022 Annual Meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2022 Annual Meeting.”
Board Evaluation Process.  The Nominating and Governance Committee oversees the self-evaluation process, which is used by the Board and by each committee of the Board to determine effectiveness and identify opportunities for improvement. Annually at its meeting in March, the Nominating and Governance Committee initiates the self-evaluation process and approves the form of written evaluation questionnaires that are distributed to each director for completion. The written evaluation questionnaires are updated each year as necessary to reflect changes identified in the prior year, any committee charter changes and any suggestions from the directors. The questionnaires solicit feedback on Board composition, Board meeting mechanics including information received, core responsibilities, relationship with management, committee functioning and other relevant matters. In addition, on an ongoing basis, the Chair meets with each director individually to solicit feedback with respect to both the full Board and any committee on which the director serves, in addition to individual director performance and Board dynamics. Our Board utilizes the results of these
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CORPORATE GOVERNANCE
evaluations in making decisions on Board agendas, Board structure, committee responsibilities and agendas, information presented to the Board, and continued service of individual directors on the Board. This information is then shared with the Board, and appropriate actions or changes are then identified.
Retirement Age; No Term Limits.  The Board periodically evaluates the performance and qualifications of individual directors in connection with the nomination process, including the appropriate time for retirement of directors. However, no director after having attained the age of 72 years will be nominated for re-election to the Board unless the Board determines that the nomination is in the best interests of the Company. In addition, although the Nominating and Governance Committee will consider length of service in recommending candidates for re-election, the Board does not believe that adopting a set term limit for directors serves our interests. Such limits may result in the loss of contributions from directors who have been able to develop, over a period of time, increasing insight into our operations and our strategic direction. The Nominating and Governance Committee reviews these policies as part of its annual governance review and will consider modifications to these policies as deemed necessary and in our best interests and the best interests of our stockholders.
Director Compensation.  This section describes compensation for our non-employee directors. To attract and retain highly qualified candidates to serve on the Board, we provide a combination of cash and equity awards. Our non-employee director compensation is reviewed annually by our Nominating and Governance Committee with the assistance of Meridian Compensation Partners, LLC (“Meridian”), the Compensation Committee's independent compensation consultant. The Nominating and Governance Committee, with the assistance of Meridian, reviewed the amount and composition of director compensation for 2020 and recommended no changes as compared to 2019. A full-time employee who serves as a director does not receive any additional compensation for service on the Board. Accordingly, because Mr. Hamrock is also our President and CEO, he does not receive additional compensation for his service as a Board member.
For 2020, each non-employee director received an annual retainer of $235,000, consisting of $97,500 in cash and an award of restricted stock units (“RSUs”) valued at $137,500 at the time of grant. The cash retainer is paid in arrears in four equal installments at the end of each calendar quarter.
RSUs are awarded annually, and the number of RSUs is determined by dividing the value of the grant by the closing price of our common stock on the grant date. The RSUs granted following the Company’s 2020 annual meeting of stockholders were granted under the NiSource Inc. 2020 Omnibus Incentive Plan (“2020 Omnibus Plan”), while RSU awards granted prior to the 2020 annual meeting of stockholders were granted under the NiSource Inc. 2010 Omnibus Incentive Plan (“2010 Omnibus Plan”). Unless the non-employee director elects to defer receipt of his or her RSU awards, the RSUs are payable in shares of our common stock on the earlier to occur of: (a) the last day of the director’s annual term for which the RSUs are awarded; or (b) the date that the director separates from the Board due to a “Change-in-Control” (as defined in the 2020 Omnibus Plan or 2010 Omnibus Plan (the “Omnibus Plan”), as applicable); provided, however, that any director that commences service on the Board after the start of an annual term will vest on the first anniversary of the initial grant. The RSU awards also contain pro-rata vesting provisions for a separation from the Board due to retirement, death or disability. RSUs accrue dividends prior to settlement in shares of our common stock. If a non-employee director elects to defer receipt of his or her RSUs, then such deferred stock units will be paid in shares of our common stock upon the non-employee director's separation from the Board or such other date selected by the non-employee director.
Each non-employee director who serves as chair of a Board committee receives compensation for the additional responsibilities associated with such service. The 2020 committee chair fees were $20,000 for each of the standing committees. The Chair of the Board received additional annual compensation of $160,000 for his role. These fees are paid in cash in arrears in four equal installments and are prorated in the case of partial year service.
All Other Compensation.  The compensation included under the column “All Other Compensation” in the 2020 Director Compensation Table below consists of matching contributions made by the NiSource Charitable Foundation.
Director Stock Ownership.  The Board maintains stock ownership requirements for directors that are included in our Corporate Governance Guidelines. Within five years of becoming a non-employee director, each non-employee director is required to hold an amount of our stock with a value equal to five times the annual cash retainer paid to directors. Company stock that counts towards satisfaction of this requirement includes shares purchased on the open market,
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CORPORATE GOVERNANCE
awards of restricted stock or RSUs, and shares beneficially owned in a trust or by a spouse or other immediate family member residing in the same household. All of the non-employee director nominees are in compliance with the stock ownership guideline or are within the five-year transition period included in the Corporate Governance Guidelines.
Each director has a significant portion of his or her compensation directly aligned with long-term stockholder value. Approximately fifty-nine percent (59%) of a non-employee director’s 2020 annual retainer (valued as of the time of award and excluding committee retainers) consisted of RSUs, which are converted into common stock when vested and distributed to the director.
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2020 DIRECTOR COMPENSATION
2020 Director Compensation
The table below sets forth all compensation earned by or paid to our non-employee directors in 2020. Our President and CEO did not receive any additional compensation for his service on the Board. His compensation for serving as President and CEO is discussed in the Executive Compensation section of this Proxy Statement.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Peter A. Altabef	117,500	137,500	10,000	265,000
Theodore H. Bunting, Jr.	109,866	137,500	—	247,366
Eric L. Butler	117,500	137,500	—	255,000
Aristides S. Candris	117,500	137,500	10,000	265,000
Wayne S. DeVeydt	97,500	137,500	10,000	245,000
Deborah A. Henretta	97,500	137,500	—	235,000
Deborah A. P. Hersman	97,500	137,500	5,000	240,000
Michael E. Jesanis	105,188	137,500	20,000	262,688
Kevin T. Kabat	269,866	137,500	—	407,366
Carolyn Y. Woo	105,188	137,500	3,200	245,888
Lloyd M. Yates	79,153	164,623	—	243,776
(1)
The fees shown include the annual cash retainer and any Board and chair fees paid during the year to each non-employee director. With respect to Mr. Yates, the fees were prorated for partial year service on the Board; with respect to Messrs. Butler, Jesanis, Kabat and Ms. Woo the fees were prorated for partial year service as committee chairs. Mr. Yates was appointed to the Board on March 9, 2020.

(2)
The amounts shown reflect the grant date fair value of awards computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For RSUs, the grant date fair value is the number of shares multiplied by the closing price of our stock on the award date. On May 19, 2020, each non-employee director received an award of RSUs valued at $137,500, which was equal to approximately 5,965 RSUs valued at $23.05 per unit, the closing price of our common stock on that date. The amount for Mr. Yates also includes a pro-rated award equal to approximately 980 RSUs valued at $27.69 per unit, the closing price of our common stock on March 9, 2020.

(3)
As of December 31, 2020, the number of equity awards (in the form of RSUs or deferred stock units) that were outstanding for each non-employee director was as follows: Mr. Altabef, 6,073; Mr. Bunting, 14,888; Mr. Butler, 6,073; Dr. Candris, 51,938; Mr. DeVeydt, 23,198; Ms. Henretta, 35,946; Ms. Hersman, 10,899; Mr. Jesanis, 6,073; Mr. Kabat, 6,073; Dr. Woo, 42,034; and Mr. Yates, 7,079.

(4)
The amounts shown reflect matching contributions made by the NiSource Charitable Foundation under the Director Charitable Match Program. The Foundation matches up to $10,000 annually in contributions by any non-employee director to approved tax-exempt charitable organizations. Any amount not utilized for the match in the year it is first available is carried over to the following year.

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SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows as of March 30, 2021, the number of shares of our outstanding common stock beneficially owned by: (i) each of our directors; (ii) each of the Named Executive Officers; (iii) our directors and executive officers as a group; and (iv) beneficial owners of more than 5% of our outstanding common stock (based solely on the Schedule 13G filings and any amendments thereto filed with the SEC on or before March 30, 2021) except as noted below. None of the Named Executive Officers or directors has any outstanding stock options as of that date. The business address of each of our directors and executive officers is our address.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class Outstanding
5% Owners
T. Rowe Price Associates, Inc.(1) 100 E. Pratt Street Baltimore, MD 21202	60,249,172	15.7%
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	43,494,108	11.4%
BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	41,879,459	10.9%

Directors and Executive Officers
Peter A. Altabef(4)	24,047	*
Donald E. Brown(5)	106,771	*
Theodore H. Bunting, Jr(4)	9,706	*
Eric L. Butler(4)	25,124	*
Aristides S. Candris(4)	16,963	*
Wayne S. DeVeydt(4)	29,355	*
Joseph Hamrock(5)	495,752	*
Deborah A. Henretta(4)	3,808	*
Deborah A. P. Hersman(4)	8,568	*
Carrie J. Hightman(6)	343,158	*
Michael E. Jesanis(4)	39,281	*
Kevin T. Kabat(4)	33,887	*
Violet G. Sistovaris(5)	149,904	*
Pablo A. Vegas(5)	56,543	*
Carolyn Y. Woo(4)	51,930	*
Lloyd M. Yates(4)	17,147	*
All directors and executive officers as a group (23 persons)	1,447,647	*
*Less than 1%
(1)
As reported on an amendment to statement on Schedule 13G/A filed with the SEC on behalf of T. Rowe Price Associates, Inc. on February 16, 2021. T. Rowe Price Associates, Inc. reported sole voting power with respect to 20,318,388 shares and sole dispositive power with respect to 60,249,172 shares.

(2)
As reported on an amendment to statement on Schedule 13G/A filed with the SEC on behalf of The Vanguard Group on February 10, 2021. The Vanguard Group reported shared voting power with respect to 842,779 shares, sole dispositive power with respect to 41,563,252 shares and shared dispositive power with respect to 1,930,856 shares.

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SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT
(3)
As reported on an amendment to statement on Schedule 13G/A filed with the SEC on behalf of BlackRock, Inc. on January 26, 2021. BlackRock, Inc. reported sole voting power with respect to 38,757,623 shares and sole dispositive power with respect to 41,879,459 shares reported.

(4)
Does not include RSUs issued under the Omnibus Plan and the former Non-Employee Director Stock Incentive Plan unless the shares have been distributed or the non-employee director has the right to acquire the shares within 60 days of March 30, 2021.

(5)	Includes shares held in our 401(k) Plan and shares that are distributable within 60 days of March 30, 2021.
(6)
As of January 29, 2021, the date of Ms. Hightman’s separation. Includes shares held in our 401(k) Plan and shares owned by a trust over which Ms. Hightman maintains investment control and of which one or more of her immediate family members are the sole beneficiaries.

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Our Named Executive Officers

Joseph Hamrock President and CEO	Donald E. Brown Executive Vice President (“EVP”), CFO and President, NiSource Corporate Services (“NCS”)	Carrie J. Hightman* EVP, Chief Legal Officer (“CLO”) and CEO of Columbia Gas of Massachusetts (“CMA”)	Violet G. Sistovaris EVP and Chief Experience Officer	Pablo A. Vegas EVP, COO and President, NiSource Utilities
*	Ms. Hightman separated from the Company on January 29, 2021.
Executive Overview
2020 Business Developments and Accomplishments
Fiscal 2020 was an important transitional year for the Company. We kept our focus on execution despite the backdrop of COVID-19 and the sale of the CMA business. This focused execution drove continued investments in our asset modernization programs, enhanced our implementation of a safety management system across all of our operating companies, and advanced our transition to renewable energy generation. Throughout the year, we responded to our customer and community needs as relentless champions of safety, service and comfort. Our operating companies maintained their commitment to delivering safe and reliable utility service, while supporting customers through the challenges of COVID-19 by suspending shut offs, stopping late fees and offering additional flexible payment plans.
Following the closing of the CMA transaction in October, we repositioned our leadership and launched a Company-wide, multi-year initiative to enhance efficiencies and reduce overhead costs as we propel our safety and modernization strategies forward (“NiSource Next”). At the same time, we continued to execute on our environmental, social and governance (“ESG”) strategies, which along with NiSource Next, are designed to deliver sustained value over the long-term to all our stakeholders, including our customers, communities and employees.
Despite significant transitional and operational achievements in 2020, our performance results and stock price were significantly impacted by COVID-19 and the effect of the sale of the CMA business. This resulted in declines in executive pay for 2020 as compared to 2019, as reflected by our short-term cash-based incentive program (“STI”) and performance-based stock unit (“PSU”) incentive program results. For illustrative purposes:
■	Our 2020 STI program paid out at 40% of target, as compared to an STI payout at 62% of target in 2019
■
Our 2018 PSU program that vested based on performance through December 31, 2020 and continued service through February 26, 2021, paid out at a vesting level of approximately 55% of target, as compared to a vesting level of 100% of target for the PSUs that vested based on performance through December 31, 2019

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Long-Term Stock Performance
Total shareholder return shown in the chart below reflects growth in the price of a share of our common stock, assuming dividends are reinvested.

Changes to 2021 Compensation Program
In January 2021, the Compensation Committee determined that safety will be further emphasized in our 2021 incentive programs by: (1) increasing the weight attributable to safety performance from 10% to 30% in our 2021 STI design; and (2) including a safety performance magnifier in the 2021 PSUs design along with performance magnifiers related to environmental and diversity goals that support our ESG initiatives. Performance related to each magnifier can reduce or increase the ultimate payout of the 2021 PSUs.
To further align executive commitment with stockholder interests, and in light of the value creation that is expected through NiSource Next, the Committee considered the pivotal role the current leadership team will have on our long-term performance. The Committee concluded that a special performance-based equity award was essential to incentivize the achievement of the transformative goals required under NiSource Next. Accordingly, the Compensation Committee awarded special PSUs that can be earned only if RTSR is at or above above a utility peer group median over the next three years. Any earned award is further adjusted by a safety magnifier.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Principal Components of CEO 2020 Compensation
The graphic below shows that a significant portion of our CEO's total target direct compensation was both performance-based and at-risk consistent with our pay for performance philosophy.

CEO Total Target Direct Compensation

15%
18%
54%
13%
Performance-Based Pay 72%
At-Risk Pay 85%
Salary
STI
PSUs
RSUs

*	Total Target Direct Compensation reflects our CEO’s annual base salary, target STI and target long-term equity awards
2020 Base Salary (15%) of CEO’s target total direct compensation*
■	Fixed level of cash compensation based on performance, expertise, experience and market practice
2020 STI (18%) of our CEO’s target total direct compensation
■
100% performance-based compensation that is earned based on Company’s performance measured by financial performance (weighted 75%) and safety and customer care goals (weighted 25%) over a one-year performance period

■	Performance goals are directly aligned with Company’s annual financial plan and key business imperatives
2020 RSUs (13%) of CEO’s total target direct compensation
■	At-risk compensation as value fluctuates based on our stock price performance
■	RSUs vest over a three-year period
■	Aligns interests of CEO with those of our stockholders
■	Encourages retention
2020 PSUs (54%) of CEO’s total target direct compensation
■	100% performance-based compensation that is earned over a three-year performance period based on Company financial performance, key business imperatives and RTSR
■	Drives and rewards sustained performance
■	Aligns interests of CEO with those of our stockholders
■	Encourages retention
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Business Performance Affecting Fiscal 2020 Pay Outcomes
Incentive Payouts. The below graphics summarize, by each Compensation Committee approved performance measure, target performance goals, achieved results and percentage of target STI earned in 2020 and 2018 PSUs earned over the 2018-2020 performance period. Prior to the payment of any 2020 STI or any 2018 PSUs, a threshold net operating earnings per share (“NOEPS”) trigger must be met. NOEPS is a non-GAAP measure described later in this CD&A in the section entitled “STI.”
2020 STI

(1)
Although we reported 2020 NOEPS results of $1.32, our threshold financial performance trigger of $1.34 NOEPS was met for STI purposes after partially adjusting for the impact of the COVID-19 pandemic on the Company’s operations. Based on our weighted achievement for all measures and after the Compensation Committee’s exercise of discretion to cap the formulaic payouts under the program, the 2020 STI paid out at 40% of target, the trigger level of performance under the 2020 STI program, as further described later in the CD&A in the section entitled “STI.”

2018 PSUs

(1)
We reported 2018, 2019 and 2020 cumulative NOEPS results of $3.94, in excess of the $3.88 cumulative NOEPS trigger for the 2018-2020 performance period. While the Compensation Committee applied a COVID-19 adjustment to 2020 NOEPS results for long-term incentive program (“LTI”) purposes, our adjusted cumulative NOEPS results of $3.99 still fell short of our target of $4.08. Our RTSR performance was in the bottom quartile resulting in a 25% reduction in the number of PSUs earned. The COVID-19 adjustment and our RTSR performance are described later in this CD&A in the section entitled “LTI.”

(2)	Three-year Customer Value Framework goals relate to safety, customer care, cost containment, organizational culture and
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
environmental impact. Two of the five Customer Value Framework goals were met (cost containment and environmental impact) and the Compensation Committee elected not to apply the individual performance modifier, as described later in this CD&A in the section entitled “LTI.”
The Compensation Committee maintains policies and procedures that it believes represent best practices in corporate governance that effectively protect the interests of our stockholders.
■	Link majority of pay to performance (72% of CEO total target direct compensation is performance-based)
■	Trigger change in control severance benefits upon a qualifying termination of employment following a change in control (i.e., double-trigger)
■	Require certain executives to maintain minimum stock ownership levels
■	Maintain compensation recoupment “clawback” policy
■	Use an independent compensation consultant
■	Annual Say-on-Pay vote
Executive Compensation Decision Making
Our Objectives
We believe highly-qualified executive talent is an essential driver of the successful achievement of our business objectives. The key design priorities of our 2020 executive compensation program were to:
Provide a competitive total target direct compensation package that enables us to:		Our executive compensation program is designed to:
•	Attract and retain talented executives	•	Align with our strategic plan to build stockholder value and support long-term, sustainable earnings and dividend growth
•	Motivate and reward executives for sustaining high performance	•
Ensure that significant portions of pay opportunity remain at-risk for failure to achieve our business objectives relating to financial performance, safety, customer care, organizational culture and environmental impact

•	Reward executives based upon level of responsibility and individual performance	•	Create a strong correlation between pay and performance
The Compensation Committee believes that our executive compensation program is thoughtfully and effectively constructed to fulfill our compensation objectives and reward effective leadership decisions that support the creation of value for all our stakeholders: customers, employees, communities and stockholders.
Pay Factors
Each year, the Compensation Committee is responsible for reviewing and approving (or, in the case of our CEO, recommending to the independent members of the Board for approval) each element of total target direct compensation for our Named Executive Officers. With respect to each Named Executive Officer, the Compensation Committee’s fiscal year 2020 determinations and recommendations were based primarily on the following factors (“Pay Factors”):
■	Corporate performance and attainment of our established business and financial goals
■	Competitiveness of our compensation program (and each Named Executive Officer’s total target direct compensation and each element of compensation) based upon competitive market data
■	The Named Executive Officer’s position, experience, role, responsibilities and performance relative to achievement of business goals
■	Internal pay equity
■	Mix of variable at-risk versus fixed pay
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
■	Mix of cash versus equity pay
In addition, the Compensation Committee considered compensation recommendations from our CEO, Mr. Hamrock, reflecting his assessment of each Named Executive Officer’s performance (other than his own performance). The Compensation Committee separately evaluated Mr. Hamrock’s performance to develop its compensation recommendation for review and approval by the independent members of the Board. Our CEO is not involved in making recommendations with respect to his compensation.
2020 Say-on-Pay Results
When making decisions about our executive compensation program, the Compensation Committee takes into account the stockholders’ views of such matters. In 2020, approximately 97% of the votes cast by our investors were voted in favor of our Say-on-Pay Proposal at our 2020 annual meeting of stockholders. No changes were made to the design of our executive compensation program in response to the 2020 Say-on-Pay vote.
Our Executive Compensation Program
2020 Overview
The following are principal annual elements of compensation that we provide to our executive officers, including all of the Named Executive Officers:
■	Base salary – designed to provide our employees, including the Named Executive Officers, with a level of fixed pay that is commensurate with the employee’s role and responsibility
■	STI – designed to motivate our Named Executive Officers to meet and exceed our business objectives over a one-year performance period
■
PSUs – designed to motivate our Named Executive Officers to meet and exceed our business objectives over a sustained period of time (e.g., three-year performance period) and align the interests of our Named Executive Officers with those of our stockholders

■	RSUs – designed to retain our Named Executive Officers and align the interests of our Named Executive Officers with those of our stockholders
In addition, during 2020, the Compensation Committee granted special retention awards in the form of RSUs and cash-based awards to certain Named Executive Officers. For more information regarding these awards, see the “Special Retention Awards” section later in this CD&A under “Executive Compensation Elements.”
2020 Executive Compensation Pay Mix and Total Target Direct Compensation
We generally strive for total target direct compensation (base salary, annual short-term performance-based cash incentives and long-term equity incentive awards) to be competitive with the compensation paid to similarly positioned executives at companies within our compensation peer group (the “Comparator Group”). We do not, however, manage pay to a stipulated percentile of the Comparator Group practices.
For 2020, the Compensation Committee approved a mix of pay that is intended to balance short-term and long-term incentives and to focus the efforts of our Named Executive Officers on the achievement of both short-term business objectives and long-term strategic objectives. The majority of our Named Executive Officers’ compensation is in the form of equity awards to further align the interests of our Named Executive Officers with those of our stockholders.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
The following charts show the mix of 2020 total target direct compensation for our CEO, the average total target direct compensation for other Named Executive Officers and the portion that is performance based and/or at-risk. For purposes of these charts, the percentage of total target direct compensation was determined based on the annual base salary and target incentive opportunities applicable to the Named Executive Officer as of December 31, 2020.

The following table shows 2020 total target direct compensation and each element of total target direct compensation for each Named Executive Officer based on the annual base salary and target incentive opportunities applicable to the Named Executive Officer as of December 31, 2020.
Total Target Direct Compensation(1)
Named Executive Officer	Annualized Base Salary ($)	Annual Incentive Target ($)	PSUs Target ($)	RSUs(1) ($)	Total ($)
Joseph Hamrock	1,000,000	1,200,000	3,520,000	880,000	6,600,000
Donald E. Brown	600,000	450,000	920,000	230,000	2,200,000
Carrie J. Hightman	500,000	325,000	640,000	160,000	1,625,000
Violet G. Sistovaris	500,000	375,000	680,000	170,000	1,725,000
Pablo A. Vegas	600,000	450,000	920,000	230,000	2,200,000
(1)
Excludes the Special Retention Awards that were granted in January 2020 because such awards do not represent an annual component of our executive compensation program. For more information regarding these awards, see the “Special Retention Awards” section later in this CD&A under “Executive Compensation Elements.”

Executive Compensation Elements
Base Salary
For 2020, based on its consideration of the Pay Factors as discussed above in the section entitled “Executive Compensation Decision Making,” the Compensation Committee (or, in the case of our CEO, the independent members of the Board) approved increased 2020 base salary levels of approximately three percent for Messrs. Brown and Vegas and four percent for Mses. Hightman and Sistovaris. The Compensation Committee also recommended, and the independent members of the Board approved, a similar three percent 2020 base salary increase for our CEO. These base salary adjustments were to be effective June 1, 2020, however, the Compensation Committee and, in the case of our CEO, the independent members of our Board, rescinded the base salary adjustments in light of the impact of COVID-19 on our annual financial plan.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
STI
Our STI provides participants, including the Named Executive Officers, with the opportunity to earn a cash incentive award tied to both Company performance and their individual contributions to our performance over a one-year performance period. For the 2020 performance year, a threshold financial NOEPS trigger was required before any cash award could be paid. Importantly, eligibility for participation in the STI extends to nearly all our employees. Every eligible employee has an incentive opportunity at trigger, target and stretch levels of performance. Once the threshold NOEPS trigger is met, cash incentive awards are paid based on achieved results against one corporate financial performance goal (NOEPS weighted 75%) and goals in operational focus areas designed to measure our progress in delivering on our key business imperatives of safety and customer care (weighted 25%).
The NOEPS financial performance goal is determined based on our annual financial plan, which is approved by the Board, and is designed to support achievement of our goal of creating sustainable stockholder value by growing earnings and providing a strong dividend. The safety and customer care goals are designed to incent achievement of our key business imperatives. In addition, under the terms of the Omnibus Plan, the Compensation Committee retains discretion to adjust STI awards downward, either on a formulaic or discretionary basis.
2020 STI Performance Measures. In January 2020, the Compensation Committee established performance measures and goals to be used to determine the 2020 STI payouts for the Named Executive Officers and all of our other participating employees. For 2020, the Compensation Committee selected the following performance measures for the reasons stated below.
Threshold measure. If the threshold performance level (i.e. “trigger”) level of NOEPS financial performance is met, then the amount of cash incentive award paid to the Named Executive Officers would be based on the achievement of goals relating to the performance measures described below.
Financial measure (75%): The Compensation Committee selected NOEPS as a financial measure because it is (i) viewed by the Board as representative of our fundamental earnings strength, (ii) aligned with stockholder value creation, (iii) used internally for budgeting and reporting to the Board, and (iv) generally consistent with our external reporting of results.
■
NOEPS is income from continuing operations determined in accordance with Generally Accepted Accounting Principles (“GAAP”), including, without limitation, the impact of incentive payouts and adjusted for certain items, such as fluctuations in weather and other significant unusual events disclosed in our earnings reports (examples of which may include transaction-related costs, debt extinguishment costs or certain income tax items). For 2020, GAAP earnings excluded the following pre-tax non-recurring items: (1) $391.3 million relating to the sale of the CMA business; (2) $243.5 million relating to the early redemption of long-term notes, consisting primarily of early redemption premiums; and (3) $45.8 million for incremental costs incurred in connection with NiSource Next. For details regarding the sale of the CMA business, the loss on debt extinguishment and NiSource Next costs, please see Notes 1-A, 15 and 20-E, respectively, to our consolidated financial statements included in our Annual Report on Form 10-K. Pursuant to the authority of the Compensation Committee to adjust for extraordinary items under the terms of our STI, the 2020 NOEPS result for STI purposes also included an upward adjustment of 2 cents per share to partially offset the impact of COVID-19 on the Company’s operations and NOEPS results. The Compensation Committee applied a full adjustment of 5 cents per share to 2020 NOEPS results for LTI purposes

Safety measures (10%): DART rate and National Safety Council Barometer Survey (“NSCBS”) ranking.
■
DART is a measure of employee injuries that resulted in work days missed or restricted or an employee transfer. The Compensation Committee selected this performance measure because it is designed to: (i) incent achievement of a key business imperative; and (ii) track our progress reducing DART occurrences

■
NSCBS is a survey that gauges employee perception of our safety programs and ranks results against a proprietary database of over 800 companies. The Compensation Committee selected this performance measure because it is designed to: (i) incent achievement of a key business imperative; and (ii) track our progress in achieving a safety culture

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Customer Care measures (15%): JD Power Studies and 2020 MSR Group Survey.
■
JD Power Studies is a group of surveys used to measure the performance of our operating companies relative to peer companies in the following three areas: (1) Safety/Power Quality and Reliability; (2) Billing and Payment; and (3) Price. The Compensation Committee selected this performance measure because it is designed to: (i) incent achievement of a key business imperative; (ii) track our progress in delivering value to our customers relative to our peers in specific customer perception focus areas; and (iii) align with our stakeholder commitment of top-tier customer brand perception

■
The 2020 MSR Group Survey is a post transaction customer experience survey used to measure our operating companies’ performance. The Compensation Committee selected this performance measure because it is designed to: (i) track our progress in delivering satisfaction to our customers relative to our prior performance; and (ii) align with our stakeholder commitment of top-tier customer satisfaction

For 2020, the performance measures were consistent with the 2019 STI design except that the Compensation Committee refined the Customer Care measure by selecting the JD Power components that more precisely measure customer satisfaction based on customer perception focus areas relating to safety/quality, billing and price, as noted above.
2020 STI Target Opportunity. The Compensation Committee, after taking into account the Pay Factors discussed above in the section entitled “Executive Compensation Decision Making,” approved the following target STI opportunities for each Named Executive Officer, with the independent members of the Board approving the CEO’s target incentive opportunity. In so doing, the Compensation Committee approved increases from 70% to 75% of the target opportunity and from 60% to 65% of the target opportunity for Mses. Sistovaris and Hightman, respectively, noting exemplary leadership during 2019 and to further align their target opportunities with the competitive market. The 2020 target opportunities for the other Named Executive Officers remained the same as compared to 2019.
Target Incentive Opportunity
Named Executive Officer	2020 Target (% of Salary)	2020 Target Opportunity ($)	2019 Target (% of Salary)	2019 Target Opportunity ($)
Joseph Hamrock	120%	1,200,000	120%	1,200,000
Donald E. Brown	75%	450,000	75%	450,000
Carrie J. Hightman	65%	325,000	60%	300,000
Violet G. Sistovaris	75%	375,000	70%	350,000
Pablo A. Vegas	75%	450,000	75%	450,000
2020 STI Performance Goals, Achieved Results and Percentage of Target Earned. The chart below shows each performance measure and weight, target performance goal, achieved results and percentage of target earned.
Corporate Measures	Weight	Trigger	Target	Stretch	Result(1)	Weighted Achievement(2)	Formulaic Result % of Target(3)
NOEPS	75%	$1.34	$1.37-39	$1.42	$1.34(3)	30%	40%(3)
Safety (DART Rate)	5%	.76	.43	.22	.81	0%
Safety (NSCBS)	5%	88%	90%	92%	88.5%	3%
Customer Care (JD Power Studies) - Safety/Power Quality and Reliability	5%	794	798	802	797	4%
- Billing and Payment	2.5%	797	801	805	794	0%
- Price	2.5%	703	706	710	702	0%
Customer Care (MSR Group Survey)	5%	87.5%	88%	88.5%	90%	8%
(1)	If performance results fall between two performance levels (for example, between target and stretch goals), the incentive opportunity is determined by interpolation.
(2)	Weighted achievement is determined by multiplying the weight by the achievement percentage. Our weighted achievement for all measures would have resulted in a formulaic payout of 45%.
(3)
The Compensation Committee noted the extraordinary effect of the COVID-19 pandemic on our business and customers and exercised its authority under the terms of the STI program to adjust for extraordinary items. Our 2020 NOEPS result

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
for STI purposes includes an upward adjustment of 2 cents per share to partially offset the impact of COVID-19 on the Company’s operations and NOEPS results. Also, the Compensation Committee exercised discretion to cap STI payouts at the trigger level of achievement, which resulted in a payout at 40% of target.
LTI
2020 LTI Objectives. Our LTI is designed to align executives with stockholders and promote decision making that is consistent with our long-term business objectives. The Compensation Committee believes that our LTI awards:
■	Align the interests of executives with those of our stockholders as the ultimate value of long-term incentive awards is dependent upon the value of our stock
■	Enhance retention of top executive talent
■	Support our objective of paying for performance as 80% of our Named Executive Officer’s LTI grants are performance-based
■	Provide competitive compensation to enable us to recruit and retain top executive talent
■	Offer compensation that emphasizes the value of continuous long-term service
■	Endorse an enterprise-wide mindset of providing value to all stakeholders
■	Drive accountability by aligning the actual value of the award to the achievement of goals relating to safety, customer care, organizational culture improvement and environmental impact
2020 LTI Awards. The 2020 LTI awards were equity-based comprised of PSUs (80% of the 2020 target LTI award) and RSUs (20% of the 2020 target LTI award). The PSUs are eligible to vest based on financial performance and progress with respect to several key business imperatives that we believe build value for our customers, communities, employees and stockholders, subject to the achievement of a threshold cumulative financial trigger. The RSUs will vest after the completion of a multi-year service condition. The 2020 LTI award program is designed to:
■
Directly link earned compensation with longer-term financial performance through the grant of 80% of the target PSUs (65% of the 2020 target LTI award) with vesting tied to NOEPS performance, adjusted by a +/- 25% RTSR payout modifier

■
Directly link compensation to the achievement of operational goals related to our key business imperatives of safety, customer care, organizational culture improvement and environmental impact (the “Customer Value Framework”) (as more fully described in the section “2020 PSUs”) through the grant of 20% of the target PSUs (15% of the 2020 target LTI award) with vesting tied to achievement of the Customer Value Framework

■	Enhance retention by rewarding long-term service through the grant of service-based RSUs (20% of the 2020 target LTI award)
2020 LTI Award Target Values. In January 2020, the Compensation Committee approved 2020 LTI awards to senior executives, which includes the Named Executive Officers. The Compensation Committee (or, in the case of our CEO, the independent members of the Board) set the 2020 LTI target award values for each Named Executive Officer at the amounts shown below. The actual value of the 2020 LTI awards, if any, will depend upon Company performance relative to pre-established performance measures and our stock price at the time the awards are settled.
Named Executive Officer	2020 Grant Date Face Value ($)	2020 Target Number of PSUs Awarded(1)	2020 Number of RSUs Awarded(2)	2019 Grant Date Face Value ($)
Joseph Hamrock	4,400,000	120,095	30,024	4,300,000
Donald E. Brown	1,150,000	31,615	7,904	1,100,000
Carrie J. Hightman	800,000	21,993	5,498	800,000
Violet G. Sistovaris	850,000	23,368	5,842	750,000
Pablo A. Vegas	1,150,000	31,615	7,904	1,100,000
(1)	2020 PSU awards will vest based on Company performance, the application of the RTSR modifier and satisfaction of the service condition (the executive’s continued employment through February 28, 2023).
(2)	2020 RSU awards will vest based on the executive’s continued employment through February 28, 2023.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Based on its consideration of the Pay Factors as discussed above in the section entitled “Executive Compensation Decision Making,” the Compensation Committee approved an increase in the 2020 LTI award target values as compared to 2019 LTI award target values for Messrs. Brown and Vegas and Ms. Sistovaris. Additionally, the Compensation Committee recommended to the independent members of the Board an increase in the 2020 LTI award target value as compared to 2019 LTI award target value for Mr. Hamrock. The independent members of the Board considered and approved the recommendation of the Compensation Committee. In doing so, the Compensation Committee considered the Pay Factors as discussed above in the Section entitled “Executive Compensation Decision Making.”
In particular, in considering increases for Messrs. Brown and Vegas and Ms. Sistovaris, and making its recommendation to the independent members of the Board with respect to Mr. Hamrock, the Compensation Committee considered the Pay Factors and the executives’ sustained strong performance in 2019. With respect to Ms. Sistovaris, the Compensation Committee approved an increase of approximately 13%, taking into account the need to further align her pay with: (i) the competitive market; (ii) the other Named Executive Officers; and (iii) the long-term nature of the expectations for her role. No change was made with respect to Ms. Hightman as her LTI award value remained aligned with market levels.
2020 PSUs Overview. The 2020 PSUs (80% of the 2020 target LTI award) are eligible for vesting only if a cumulative NOEPS performance trigger is met over a three-year performance period. In addition, vesting of the PSUs is tied to the executive’s continued employment through February 28, 2023, subject to special vesting rules in the event of death, retirement, disability or a qualifying termination following a change-in-control of the Company prior to the vesting date. Termination for any other reason prior to February 28, 2023 will result in forfeiture of the 2020 PSUs.
Threshold measure. A threshold financial trigger of cumulative NOEPS must be met before any PSUs vest and are paid to the Named Executive Officers. If met, then the number of PSUs that vest and are paid to the Named Executive Officers would be based on achievement against goals relating to the performance measures described below.
Three-year cumulative NOEPS. If the NOEPS performance trigger is achieved, 80% of the target PSUs (65% of the 2020 target LTI award) are eligible to vest based on NOEPS performance with our RTSR performance used as a modifier that may reduce or increase the number of PSUs that vest. The Compensation Committee selected this measure because it: (i) aligns the interests of our Named Executive Officers with those of our stockholders; and (ii) supports the creation of sustainable stockholder value by growing earnings and providing a strong dividend. The NOEPS result will generally be calculated as discussed above in the section entitled “2020 STI Performance Measures.”
■
The Compensation Committee selected an NOEPS performance measure for both the 2020 PSU grants and the 2020 STI because NOEPS is deemed to be a core driver of both our short-term and long-term financial performance and stockholder value creation for both the short-term and long-term

■
The three-year cumulative NOEPS goal is based on our three-year financial plan. The target three-year cumulative NOEPS performance goal is designed to be achievable with strong management performance over the three-year performance period

■	Three-year cumulative NOEPS results are modified by our RTSR performance. The modifier may reduce or increase by 25% the number of PSUs vested under the NOEPS portion of the 2020 LTI award
■
The Compensation Committee selected cumulative NOEPS and RTSR as a modifier because it believes it is important that each executive has personal financial exposure to the performance of our stock and, therefore, is aligned with the financial interests of stockholders

■
The 2020 PSUs are designed to enhance pay for performance as payouts are directly linked to our absolute performance with respect to a key financial goal of the Company while retaining a relative performance element through the RSTR modifier

2020 Customer Value Framework. The Compensation Committee continued its practice of supplementing the NOEPS measure with additional operational performance measures. If the NOEPS vesting trigger is achieved, the remaining 20% of the target PSUs (15% of the 2020 target LTI award) are eligible to vest based on the Company’s successful execution of the Customer Value Framework, with each category of the Customer Value Framework weighted equally.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
For 2020, the Compensation Committee generally retained the measures used for the 2019 Customer Value Framework, except it eliminated the cost containment measure, reducing the measures from five to four in order to increase the emphasis on the achievement of the remaining non-financial operational performance measures.
The 2020 Customer Value Framework consists of the following performance measures:
■
Safety. Safety performance is measured by NSCBS results using 2019 as a baseline. The Compensation Committee selected this performance measure because it is designed to (i) incent achievement of a key business imperative and (ii) track our progress in achieving a safety culture over the three-year performance period

■
Customer Care. Customer Care performance is measured by JD Power Studies results using 2019 as a baseline. The Compensation Committee selected this performance measure because it is designed to (i) incent achievement of a key business imperative, (ii) track our progress in delivering value to our customers relative to our peers in specific customer perception focus areas over the three-year performance period and (iii) align with our stakeholder commitment of top-tier customer brand perception

The Compensation Committee utilized the above measures in the Customer Value Framework portion of the 2020 LTI in addition to the 2020 STI to emphasize the significance of these areas of operational focus.
■
Organizational Culture Improvement. Organizational culture improvement is measured through a “Culture Index” using 2019 as a baseline and tracks our performance over the three-year performance period. The Culture Index is based on our yearly employee engagement survey results and is an index of employee perception in four areas in which we wish to deliver value to our employees: (1) engagement; (2) inclusive culture; (3) leadership; and (4) continuous improvement. The Compensation Committee selected this performance measure because it is designed to measure our long-term success in maintaining and enhancing a culture of employee engagement, equality, inclusion and diversity

■
Environmental Impact. Environmental Impact is measured by a Greenhouse Gas Emission Reduction goal for the three-year performance period. The Compensation Committee selected this performance measure as it reflects the importance to the communities we serve that we work to lessen our environmental impact and our commitment to do so

The Customer Value Framework is designed to be achievable with strong management execution of the Company’s strategic objectives with respect to safety, customer care, organizational culture improvement and environmental impact. These objectives represent important enterprise-wide value initiatives, the achievement of which requires the coordinated, cross functional efforts of the Named Executive Officers. We believe the Customer Value Framework measures our success building value for our customers, communities, employees and stockholders and strikes an appropriate balance with respect to incentivizing earnings growth, non-financial business imperatives and stockholder returns over both the short-term and long-term time horizons.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
The performance measures and goals for the 2020 PSUs are shown below.
2020 PSU Performance Measures
Cumulative NOEPS
Threshold Goal(1)	Measure	Trigger, Target and Stretch Goals(1)	% of Target LTI(2)	% of Award Earned if Modifier is Applied
Three-year Cumulative NOEPS: $4.03	Three-year Cumulative NOEPS	Trigger (50% Payout): $4.03	65	RTSR Performance(3)
		Target (100% Payout): $4.25		Top Quartile =	+25% modifier
		Stretch (200% Payout): $4.47		Bottom Quartile =	–25% modifier
Customer Value Framework
Threshold Goal(1)	Measure	Categories and Measures	% of Target LTI(2)	Measures and Goals(4)
Three-year Cumulative NOEPS: $4.03	Three-year Customer Value Framework	Safety – NSCBS	15	NSCBS– Achieve Top Decile
		Customer Care – JD Power Studies		JD Power Studies – Achieve Top Quartile
		Culture – Culture Index		Culture Index – Achieve Top Quartile
		Environmental Impact – Greenhouse Gas Emission Reductions		Reduce Greenhouse Gas Emissions to 9.76 million tonnes
(1)
The NOEPS result will generally be calculated as discussed above in the section entitled “2020 STI.” Both the NOEPS and Customer Value Framework PSUs are subject to a threshold financial performance trigger before they are eligible to vest. For NOEPS PSUs, if performance results fall between two performance levels (for example, between target and stretch goals), the incentive opportunity is determined by interpolation.

(2)	The NOEPS PSUs represent 65% of the target LTI and 80% of the target PSUs. The Customer Value Framework PSUs represent 15% of the target LTI and 20% of the target PSUs.
(3)
RTSR will be determined by the annualized growth in the price of a share our common stock, assuming dividends are reinvested, over the period beginning December 31, 2019 and ending on December 31, 2022, compared to a similar calculation for a group of 32 energy services companies that are within our industry or providing similar services to ours or with which we compete for the sale of equity capital, 21 of which are in the Comparator Group.

(4)	Each goal represents 3.75% of the target LTI (5% of the target PSU) and is not eligible for any modifier.
2020 RSUs. The remaining 20% of the 2020 target LTI award consists of RSUs that will vest based on the executive’s continued employment through February 28, 2023, subject to special vesting rules in the event of death, retirement, disability or a qualifying termination following a change-in-control of the Company prior to the vesting date. Termination for any other reason prior to February 28, 2023 will result in forfeiture of the 2020 RSUs. This service-based award is designed to reward long-term service and retain executives over a multi-year service period, thereby adding a retention incentive to our compensation mix. Additionally, RSUs are considered by the Compensation Committee to be at-risk and aligned with stockholder interests as the ultimate value of the RSUs will fluctuate based on our stock price performance.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Special Retention Awards
In January 2020, the Compensation Committee granted special retention awards in the form of RSUs and cash-based awards to certain Named Executive Officers, as detailed below. The Compensation Committee granted these awards to encourage the continued retention of certain senior executives who are critical to the Company (i) overcoming its near-term challenges; and (ii) progressing towards our goal of ranking among the country’s premier regulated gas and electric utilities. The Committee set the award size at levels designed to provide a meaningful incremental incentive in relation to each executive’s total target direct compensation.
Named Executive Officer	Award Type	2020 Grant Date Face Value/Amount	Number of RSUs Awarded	Vesting
Donald Brown	RSU	$1,000,000	34,364	Time-based; four years(1)
	Cash	$1,000,000	__	$500,000 time-based; two years(2) $500,000 time-based; three years(2)
Pablo Vegas	RSU	$1,000,000	34,364	Time-based; four years(1)
	Cash	$1,000,000	__	$500,000 time-based; two years(2) $500,000 time-based; three years(2)
(1)
These awards will vest based on the executive’s continued employment through January 30, 2024. Special vesting rules apply in the event of death, retirement, disability or a qualifying termination following a change-in-control of the Company. Termination for any other reason prior to January 30, 2024, will result in forfeiture of the entire award.

(2)
These awards will vest based on the executive’s continued employment through January 30, 2022 and 2023, respectively. Special vesting rules apply in the event of death, disability or a qualifying termination following a change-in-control of the Company. Termination for any other reason prior to January 30, 2022, will result in forfeiture of the entire award; and, if prior to January 30, 2023, half of the award will be forfeited.

Ms. Hightman received a special retention cash-based award of $1,000,000 to ensure her leadership through the regulatory settlement and approval process, transition of operations, personnel and services in completing the sale of the CMA business. This award was scheduled to vest based on her continued employment through January 30, 2022, or earlier upon Mr. Hamrock’s determination that certain CMA transition-related duties had been satisfactorily completed. Special vesting rules applied in the event of death, disability or a qualifying termination following a change-in-control of the Company. Following the closing of the CMA transaction, Mr. Hamrock determined that the CMA transition-related duties were fulfilled and Ms. Hightman had vested in this award during 2020.
2018 PSU Awards
In 2018, the Compensation Committee (and, in the case of the CEO, the independent members of the Board) approved LTI awards to the Named Executive Officers in the form of PSUs (80% of the target 2018 LTI award). All the 2018 PSUs were subject to a threshold cumulative NOEPS performance trigger. Consistent with the 2020 PSU design, 80% of the target PSUs (65% of the target 2018 LTI award) were eligible to vest based on NOEPS performance above the trigger, with a +/- 25% RTSR performance modifier to reflect top or bottom quartile RTSR performance. The remaining 20% of the target PSUs (15% of the target 2018 LTI award) were eligible to vest based on the achievement of Customer Value Framework goals and a discretionary assessment of the Named Executive Officer’s contribution to the Company’s achievement of such Customer Value Framework goals.
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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
The performance measures, goals and results for the 2018 PSUs as certified by the Compensation Committee, are shown below.
Threshold Goal(1)	Trigger, Target and Stretch Three-year Cumulative NOEPS Goals	2018 PSU Results	% of Target PSU Earned following application of RTSR Modifier(3)
Three-year Cumulative NOEPS: Met	Trigger (50% Payout): $3.88	Three-year Cumulative NOEPS $3.99(2)	47.23%
	Target (100% Payout): $4.08
	Stretch (200% Payout): $4.28
Threshold Goal(1)	Three-year Customer Value Framework Categories(4)		%of Target PSU Earned following Discretionary Individual Assessment(4)
Three-year Cumulative NOEPS: Met	Safety Customer Care Cost Containment Organizational Culture Environmental Impact	2 of 5 Goals Achieved(4)	7.50%
(1)
The 2018 PSUs were eligible for vesting only if the cumulative NOEPS performance trigger of $3.88 was met over a three-year performance period. Once the NOEPS threshold was met, both the NOEPS PSUs (65% of the target LTI and 80% of the target PSUs) and Customer Value Framework PSUs (15% of the target LTI and 20% of the target PSUs) were eligible to vest. Our cumulative NOEPS performance from January 1, 2018 through December 31, 2020 was $3.94, as disclosed in our earnings reports for such years.

(2)
The 2018-2020 cumulative NOEPS result shown consists of 2018, 2019 and 2020 NOEPS results for LTI purposes. In January 2021, the Compensation Committee applied a COVID-19 adjustment to 2020 NOEPS results, which resulted in cumulative NOEPS of $3.99 for LTI purposes. The 2020 NOEPS result was calculated as discussed above in the section entitled “2020 STI Performance Measures” and a COVID-19 adjustment was applied to 2020 NOEPS results for LTI purposes. Under applicable accounting rules, this adjustment to reflect the extraordinary impact of the COVID-19 pandemic resulted in a modification under FASB ASC Topic 718, which will be reflected as additional compensation in the 2021 Summary Compensation Table.

(3)
Following the Compensation Committee’s adjustment to 2020 NOEPS results for LTI purposes and prior to the application of the -25% RTSR modifier due to the Company’s bottom quartile RTSR performance during the three-year performance period, 62.97% of the target PSU (50.38 % of the target LTI) was eligible to vest based on three-year cumulative NOEPS performance. Absent the 2020 NOEPS COVID-19 adjustment, 52.81% of the target PSU (42.25% of the target LTI) was eligible to vest based on cumulative NOEPS of $3.94 and 39.61% of the target PSU (31.69 % of the target LTI) would have vested following the application of the -25% RTSR modifier.

(4)
Customer Value Framework goals related to cost containment as measured by achievement of our operating and maintenance financial plan and achievement of the environmental impact goal (reduced greenhouse gas emissions of 17.5% over the performance period of 2018 to 2020). Under the terms of the award agreements, the Compensation Committee retained discretion to determine the vesting level with respect to the Customer Value Framework based on the achievement of such goals and individual performance. Based on performance and the Company’s achievement of two of the five Customer Value Framework goals, 7.50% of the target PSU (6% of the target LTI) vested based on such goals, with the Compensation Committee electing not to increase or decrease the vesting level based on individual performance.

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COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Vesting of the 2018 PSUs remained subject to the executive’s continued employment through February 26, 2021, with Ms. Hightman vesting in a pro-rata portion of her award based on her satisfying the age and service requirements for retirement under the 2018 PSU award agreements. The following table shows the target number of shares subject to the 2018 PSUs as well as the number of shares of common stock that vested pursuant to the terms of the 2018 PSUs.
Named Executive Officer	Target Number of 2018 PSUs Awarded	Number of 2018 PSUs Vested
Joseph Hamrock	140,408	77,268
Donald E. Brown	31,122	17,127
Carrie J. Hightman	22,932	12,288(1)
Violet G. Sistovaris	22,932	12,620
Pablo A. Vegas	31,122	17,127
(1)	Reflects the number of 2018 PSUs that vested on a pro-rata basis based on actual performance and the number of months Ms. Hightman was employed by the Company during the vesting period.
Other Compensation and Benefits
The Named Executive Officers also participate in an executive deferred compensation plan and receive executive severance and change-in-control compensation and benefits, a limited number of perquisites and other broad-based employee benefits that are generally extended to our entire employee population.
We believe that these other forms of compensation and benefits are aligned with our compensation objectives and are generally comparable to those that are provided to similarly situated executives at other comparable companies.
Severance and Change-in-Control Benefits. We provide Change-in-Control and Termination Agreements with the intent of ensuring that the Named Executive Officers continue to apply thoroughly objective judgment to appropriately safeguard stockholder value and maximize investor return in relation to any potential change-in-control. The Change-in-Control and Termination Agreements provide cash severance benefits upon a double-trigger (meaning there must be both a qualifying change-in-control and termination of employment) and do not include any “gross-up” payments to executives for excise taxes incurred with respect to a change-in-control of the Company. We maintain Change-in-Control and Termination Agreements with each of the Named Executive Officers and all the Named Executive Officers are subject to our executive severance policy.
In connection with the closing of the CMA transaction, Ms. Hightman stepped down from her role as CEO of CMA. In addition, Ms. Hightman departed from the Company on January 29, 2021, and her position overseeing the legal function and directing federal government affairs was eliminated as of such date. Due to the elimination of her position, Ms. Hightman became eligible to receive benefits upon her departure under the executive severance policy.
Additionally, the Omnibus Plan provides for double-trigger vesting for equity awards that are assumed or replaced by an acquiring company upon a change-in-control. In the event equity awards are not assumed or replaced in a change-in-control, then the outstanding equity awards will vest upon the occurrence of such change-in-control. For further information regarding the benefits to be received upon termination of employment or change-in-control, including the benefits received by Ms. Hightman upon her departure, see the section entitled “Potential Payments upon Termination of Employment or a Change-in-Control of the Company.”
Perquisites. Perquisites are not a principal element of our executive compensation program. We provide a limited number of perquisites that are intended to assist the Named Executive Officers in the performance of their duties on our behalf or to otherwise provide benefits that have a combined personal and business purpose. Generally, we do not reimburse the Named Executive Officers for the payment of personal income taxes they incur in connection with their receipt of these benefits. For information regarding 2020 perquisites, see the 2020 Summary Compensation Table and footnote (6) to that table.
Deferred Compensation Plan. Eligible executives, including the Named Executive Officers, may elect to defer between 5% and 80% of their base salary and/or STI payout under our Executive Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan provides an opportunity for eligible executives to defer their
  2021 Proxy Statement | 45

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
cash compensation without regard to the limits imposed by the Internal Revenue Service (“IRS”) for amounts that may be deferred under our 401(k) Plan. For information regarding the Deferred Compensation Plan, see the 2020 Non-qualified Deferred Compensation table and accompanying narrative.
Pension Programs. During 2020, we maintained a tax-qualified defined benefit pension plan for nearly all salaried exempt employees hired before January 1, 2010, all non-exempt employees (both non-union and certain union employees) hired before January 1, 2013, as well as for other union employees, regardless of hire date, and a non-qualified defined benefit pension plan (the “Pension Restoration Plan”) for all eligible employees with annual compensation or pension benefits in excess of the limits imposed by the IRS, including any eligible Named Executive Officer. The Pension Restoration Plan provides for a pension benefit under the same formula provided under the tax-qualified plan but without regard to the IRS limits and reduced by amounts paid under the tax-qualified plan. The material terms of the pension programs are described in the narrative accompanying the 2020 Pension Benefits table.
Savings Programs. The Named Executive Officers are eligible to participate in the same tax-qualified 401(k) Plan as most employees and in a non-qualified defined contribution plan (the “Savings Restoration Plan”) maintained for eligible executive employees. The 401(k) Plan includes a Company match that varies depending on the pension plan in which the employee participates and a Company profit sharing contribution for most employees of between 0.5% and 1.5% of the employee’s eligible earnings based on achievement of the overall corporate NOEPS measure. In addition, for salaried employees hired after January 1, 2010, and non-union non-exempt employees hired after January 1, 2013, the 401(k) Plan includes a 3% Company contribution to the employee accounts. The Savings Restoration Plan provides for Company contributions in excess of IRS limits under the 401(k) Plan for eligible employees, including the Named Executive Officers. For information regarding the Savings Restoration Plan, see the 2020 Non-qualified Deferred Compensation table and accompanying narrative.
Health and Welfare Benefits. We also provide the Named Executive Officers other broad-based benefits such as medical, dental, life insurance and long-term disability coverage on the same terms and conditions to all employees.
Executive Compensation Process and Guidelines
Role of the Compensation Committee
The Compensation Committee is responsible for establishing, implementing and monitoring our executive compensation program objectives and assuring alignment with our business objectives. In overseeing our executive compensation programs, the Compensation Committee identifies and approves performance measures and goals under our STI and LTI. Additionally, the Compensation Committee approves annual long-term equity incentive awards and periodic long-term equity incentive awards granted to newly hired and promoted executives. The Compensation Committee also oversees the administration of our equity plans.
The Compensation Committee evaluates and determines the compensation of our executive leadership team. Our executive leadership team is comprised of senior executives that directly report to our CEO. The Compensation Committee reviews the performance and compensation of our CEO and our executive leadership team each year with input from Meridian and apprises the Board accordingly. For our CEO, the Compensation Committee evaluates CEO performance and submits its recommendations to the independent members of the Board for review and approval. When considering changes in compensation for our executive leadership team, including the Named Executive Officers, the Compensation Committee considers input from the CEO and the Senior Vice President, Chief Human Resources Officer, in addition to Meridian. Our CEO is not involved in making recommendations with respect to his compensation.
The Compensation Committee also has continuous involvement with our human resources talent management initiatives with regard to our CEO and our executive leadership team. Our Compensation Committee also leads our critical role development and succession efforts, by providing strategic direction as we identify key executive skills and capability talent priorities. Our Compensation Committee reviews the performance of our CEO and executive leadership team against leadership skills and capability requirements designed to identify, attract and develop highly-qualified executives that promote continuous learning, foster our culture of equality, inclusion and diversity, deliver safety, reliability and environmental performance improvements and ultimately support our long-term strategy to build value for all our stakeholders; customers, employees, communities and stockholders. The Compensation Committee ultimately reviews all executive officer candidates for recommendation for approval by the Board.
46 |   2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Independent Compensation Consultant
For 2020, the Compensation Committee engaged the services of Meridian as its independent compensation consultant to advise it with respect to executive compensation design, comparative compensation practices and compensation matters relating to the Board. The Compensation Committee takes recommendations from Meridian into consideration along with its evaluation of the individual performance of each executive officer.
Each year, the Compensation Committee evaluates the independence and quality of the services provided by its independent compensation consultant. In reviewing Meridian’s engagement for 2020, the Compensation Committee considered the factors set forth in SEC Rule 10C-1(b)(4) and the applicable NYSE rules and determined that Meridian was independent and there were no conflicts of interest with respect to Meridian’s work for the Compensation Committee.
Competitive Market Review
In connection with its compensation decision making, the Compensation Committee reviews the executive compensation practices in effect at other companies in the Comparator Group. The Comparator Group consists of a mix of gas, electric, and multi-line utilities that are operationally similar to us and with which we compete for similar executive talent. For 2020, the Compensation Committee, with input from Meridian, added Eversource Energy to the Comparator Group and removed Public Service Enterprise Group Incorporated to continue to align the Comparator Group with operationally similar companies. Additionally, the Compensation Committee removed Vectren Corporation for 2020 due to its acquisition by Center Point Energy. The Comparator Group for purposes of evaluating 2020 compensation practices is shown below.
Alliant Energy Corporation	CMS Energy Corporation	ONE Gas, Inc.
Ameren Corporation	Dominion Energy, Inc.	PNM Resources, Inc.
American Electric Power Company, Inc.	DTE Energy Company	PPL Corporation
Atmos Energy Corporation	Eversource Energy	Sempra Energy
Avista Corporation	FirstEnergy Corp.	Southwest Gas Holdings, Inc.
Black Hills Corporation	New Jersey Resources Corporation	Spire, Inc.
CenterPoint Energy, Inc.	OGE Energy Corp.	WEC Energy Group, Inc.
Compensation Peer Group	Revenue(1) (millions)	Market Cap(1) (millions)
NiSource	$5,234	$10,745
NiSource Percentile Rank	46th%ile	37th%ile
75th Percentile	$10,688	$24,102
Median	$6,479	$15,404
25th Percentile	$2,418	$4,765
(1)
The Compensation Committee selected the 2020 Compensation Peer Group in August 2019 based in part on trailing 12-month revenue and June 2019 market capitalization data compiled and provided by Meridian at the time.

Stock Ownership and Retention Guidelines
Our executive leadership team, which includes the Named Executive Officers, is generally expected to satisfy their applicable ownership guideline within five years of becoming subject to the guidelines provided below. Once the applicable guideline is satisfied, the senior executive must continue to own a sufficient number of shares to remain in compliance. Until such time as the applicable stock ownership guideline is satisfied, the executive is required to hold at least 50% of the shares of common stock received upon the vesting of RSUs, PSUs and performance shares or the exercise of stock options. As of the record date, the continuing Named Executive Officers exceeded the applicable ownership guideline.
Executive Level	Stock Ownership Level
CEO	6x base salary
All other senior executive officers	3x base salary
  2021 Proxy Statement | 47

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Risk Management Policies and Guidelines
Trading Windows/Trading Plans. We restrict the ability of directors, executive officers and employees who work in designated areas to freely trade in our common stock because of their periodic access to our material non-public information. Under our insider trading policy, such persons are prohibited from trading in our securities during quarterly blackout periods, and at such other times as the General Counsel may deem appropriate.
Anti-Hedging Policy/Pledging. In addition, under our Securities Transaction Compliance Policy for Certain Employees and our Securities Transaction Compliance Policy for Directors and Executive Officers, all directors, executive officers, and employees who work in designated areas, are prohibited from engaging in short sales of our equity securities or buying or selling puts or calls or other options on our securities.
Compensation Recovery for Misconduct. While we believe our executives conduct business with the highest integrity and in full compliance with our Code of Business Conduct, the Compensation Committee believes it is appropriate to ensure that our compensation plans and agreements provide for financial penalties to an executive who engages in certain fraudulent or other inappropriate conduct. Consequently, the Omnibus Plan contains “clawback” provisions that require reimbursement of amounts received under the STI and LTI awards in the event we are required to prepare an accounting restatement as a result of certain acts of misconduct.
48 |   2021 Proxy Statement

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board (the “Committee”) has furnished the following report in accordance with rules adopted by the Securities and Exchange Commission.
The Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.
Based upon the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
This report is submitted on behalf of the members of the Compensation Committee:
Compensation Committee

Eric L. Butler, Chair Deborah A. Henretta Michael E. Jesanis Lloyd M. Yates
  2021 Proxy Statement | 49

ASSESSMENT OF RISK
We perform an annual risk assessment of our compensation program. An assessment was performed in 2020, and we concluded that the components of our program are not reasonably likely to have a material adverse effect on the Company, for reasons that include the following:
■	Our executive leadership and board regularly monitor our programs and people to ensure decisions are made with integrity and in the best long-term interests of the company.
■	Our compensation program is evaluated annually for its effectiveness and alignment with our goals without promoting excessive risk.
■	Performance measures for incentive awards are approved by the Compensation Committee of the Board.
■	Senior executive compensation is weighted toward long-term incentives, thereby providing senior executives with an ongoing, multi-year focus of attention.
■
Long-term incentive equity awards for senior executives generally have three-year vesting periods and are predominately performance-based so upside potential and downside risk are designed to be aligned with that of stockholders and promote long-term performance.

■	Executive officers are subject to stock ownership and retention guidelines set by the Board so they have long-term interests aligned with stockholders.
■	Senior executive officers’ incentive compensation is partially tied to safety metrics to encourage a strong culture of safety and motivate the prioritization of safe operations.
■	Policies are in place to recoup compensation in the event of certain acts of misconduct and to prohibit hedging of our stock by senior executive officers.
■	Our operations are highly regulated at both the federal and state levels and, therefore, are subject to continuous oversight by independent bodies.
50 |   2021 Proxy Statement

2020 EXECUTIVE COMPENSATION
The following table summarizes compensation for services to the Company and its affiliates earned by or paid to each of the Named Executive Officers during 2020. In accordance with SEC disclosure rules, the stock awards reported in the table below are reported based on the aggregate grant date fair value and do not represent the amounts actually realized by the Named Executive Officers, with the values realized by the Named Executive Officers, if any, impacted by the Company’s performance against the pre-established performance goals for PSUs and the Company’s stock price at settlement for all stock awards. Our realized executive pay declined for 2020 as compared to 2019. For illustrative purposes, the 2018 PSUs that vested based on performance through December 31, 2020 and continued service through February 26, 2021, vested at approximately 55% of target, as compared to a PSU vesting level at 100% of target for the PSUs that vested based on performance through December 31, 2019.
2020 Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Joseph Hamrock President and CEO	2020	1,000,000	—	4,901,916	480,000	—	75,809	6,457,725
	2019	1,000,000	—	4,828,893	720,000	—	79,797	6,628,690
	2018	989,583	—	4,706,148	—	—	82,784	5,778,515
Donald E. Brown EVP, CFO and President, NCS	2020	600,000	—	3,084,923	180,000	—	52,003	3,916,926
	2019	589,583	—	1,225,890	279,000	—	53,933	2,148,406
	2018	554,167	—	1,039,730	—	—	50,682	1,644,579
Carrie J. Hightman EVP, CLO and CEO of CMA(7)	2020	500,000	1,000,000	892,888	130,000	75,729	42,173	2,640,790
	2019	495,833	—	891,550	186,000	60,039	44,369	1,677,791
	2018	490,000	—	766,102	—	87,851	46,340	1,390,293
Violet G. Sistovaris EVP and Chief Experience Officer	2020	500,000	—	948,726	150,000	275,913	41,925	1,916,564
	2019	488,670	—	835,838	217,000	259,309	43,843	1,844,660
	2018	464,583	—	766,102	—	153,630	44,051	1,428,366
Pablo A. Vegas EVP, COO and President, NiSource Utilities	2020	600,000	—	3,084,923	180,000	—	36,000	3,900,923
	2019	568,750	—	1,225,890	279,000	—	36,969	2,110,609
	2018	514,583	—	1,039,730	—	—	44,223	1,598,536
(1)	Any salary deferred at the election of the Named Executive Officer is reported as salary in the year in which such salary was earned.
(2)
The amount shown consists of the cash-based Special Retention Award paid to Ms. Hightman following the closing of the CMA transaction based on the satisfaction of certain CMA transition-related duties. For more information regarding this award, please see the “Special Retention Awards” section above in the CD&A under “Executive Compensation Elements.”

(3)
For a discussion of stock awards granted in 2020, please see the LTI section above in the CD&A under “Executive Compensation Elements” and the 2020 Grants of Plan-Based Awards Table. Amounts reported in this column for 2020 represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, calculated based on the average market price of our common stock on the grant date, less the present value of any dividends not received during the vesting period. All of the PSUs are subject to performance conditions, therefore, the value reported in this column for these awards is based upon the probable outcome of such conditions.

  2021 Proxy Statement | 51

2020 EXECUTIVE COMPENSATION

The following table shows the value of the 2020 PSUs reported in the 2020 Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved and less the present value of any dividends not received in the vesting period. For information on the valuation assumptions used in these computations, see Note 14 to our consolidated financial statements included in our 2020 Annual Report on Form 10-K.

Name	Maximum Performance Share Potential as of Grant Date For Awards ($)
Joseph Hamrock	7,617,484
Donald E. Brown	3,794,655
Carrie J. Hightman	1,386,609
Violet G. Sistovaris	1,473,309
Pablo A. Vegas	3,794,655
(4)
For 2020, the STI amount for each Named Executive Officer is based upon corporate performance, as adjusted to partially reflect the impact of the COVID-19 pandemic on our operations. For more information regarding 2020 corporate performance and the 2020 STI payout opportunities for the Named Executive Officers and the payout amounts, please see the STI section in the CD&A under “Executive Compensation Elements” above.

(5)
This column shows the change in the present value of each participating Named Executive Officer’s accumulated benefits under our tax-qualified pension plans and the non-qualified Pension Restoration Plan as described in the narrative to the 2020 Pension Benefits Table. Mses. Hightman and Sistovaris are the only Named Executive Officers who are eligible to participate in our pension plans. Messrs. Hamrock, Brown, and Vegas are not eligible to participate in our pension plans due to their hire dates. For a description of these plans and the basis used to develop the present values, see the 2020 Pension Benefits Table and accompanying narrative. No earnings on deferred compensation are shown in this column, since no earnings were above market or preferential.

(6)	The table below provides a breakdown of the amounts shown in the “All Other Compensation” column for each Named Executive Officer in 2020.
	Other Compensation
Name	Perquisites & Personal Benefits(a) ($)	Company Contributions To 401(k) Plan(b) ($)	Company Contributions To Savings Restoration Plan(c) ($)	Total ($)
Joseph Hamrock	15,809	17,100	42,900	75,809
Donald E. Brown	16,003	17,100	18,900	52,003
Carrie J. Hightman	12,173	17,100	12,900	42,173
Violet G. Sistovaris	11,925	17,100	12,900	41,925
Pablo A. Vegas	—	17,100	18,900	36,000
(a)
All perquisites are valued based on the aggregate incremental cost to the Company, as required by the rules of the SEC. Please see the “Other Compensation and Benefits – Perquisites” section above in the CD&A under “Executive Compensation Elements” for additional information about the perquisites we provide to the Named Executive Officers. The perquisite amounts listed include financial planning and tax services for each of the Named Executive Officers, spousal travel for Mr. Hamrock and nominal taxable gifts to Ms. Hightman and Ms. Sistovaris.

(b)
This column reflects Company matching contributions and profit sharing contributions made on behalf of each of the Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Mr. Hamrock, Mr. Brown, and Mr. Vegas to the 401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan, as described above in the “Other Compensation and Benefits – Savings Programs” section in the CD&A under “Executive Compensation Elements”.

(c)
This column reflects Company matching contributions and profit sharing contributions made on behalf of all eligible Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Messrs. Hamrock, Brown, and Vegas in excess of IRS limits to the Savings Restoration Plan. The Savings Restoration Plan is a non-qualified defined contribution plan, as described above in the “Other Compensation and Benefits – Savings Programs” section in the CD&A under “Executive Compensation Elements” above, and in the narrative following the 2020 Non-qualified Deferred Compensation Table.

(7)	Ms. Hightman separated from the Company on January 29, 2021.
52 |   2021 Proxy Statement

2020 EXECUTIVE COMPENSATION
2020 Grants of Plan-Based Awards
The following table sets forth information concerning plan-based awards granted under the 2010 Omnibus Plan to the Named Executive Officers in 2020.
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph Hamrock	—	480,000	1,200,000	1,920,000	—	—	—	—	—
	1/31/2020	—	—	—	36,591	120,095	266,461	—	4,106,880
	1/31/2020	—	—	—	—	—	—	30,024	795,036
Donald E. Brown	—	180,000	450,000	720,000	—	—	—	—	—
	1/30/2020	—	—	—	9,633	31,615	70,146	—	1,975,577
	1/30/2020	—	—	—	—	—	—	7,904	208,666
	1/30/2020							34,364	900,680
Carrie J. Hightman	—	130,000	325,000	520,000	—	—	—	—	—
	1/30/2020	—	—	—	6,701	21,993	48,797	—	747,741
	1/30/2020	—	—	—	—	—	—	5,498	145,147
Violet G. Sistovaris	—	150,000	375,000	600,000	—	—	—	—	—
	1/30/2020	—	—	—	7,120	23,368	51,847	—	794,497
	1/30/2020	—	—	—	—	—	—	5,842	154,229
Pablo A. Vegas	—	180,000	450,000	720,000	—	—	—	—	—
	1/30/2020	—	—	—	9,633	31,615	70,146	—	1,975,577
	1/30/2020	—	—	—	—	—	—	7,904	208,666
	1/30/2020							34,364	900,680
(1)
The information in the “Threshold,” “Target,” and “Maximum” columns reflects potential payouts based on the performance targets set under the STI. The amounts actually paid appear in the “Non-Equity Incentive Plan Compensation” column of the 2020 Summary Compensation Table. For a description of the STI, please see the “STI” section above in the CD&A under “Executive Compensation Elements.”

(2)
The information in the “Threshold,” “Target,” and “Maximum” columns reflects the potential share payouts under the portion of the 2020 LTI award granted in the form of PSUs (80% of the LTI award). The actual number of PSUs earned is determined based on Company performance over the three-year performance period from 2020 through 2022. In addition, the PSUs are subject to a service-based vesting condition until February 28, 2023. Under the terms of the PSU awards, the PSUs will be earned based on achievement of goals relating to NOEPS and the Customer Value Framework, subject to a +/-25% RSTR payout modifier on the NOEPS portion. The amount reported in the “Threshold” column represents the minimum level of the PSUs that may vest based on the achievement of the threshold NOEPS goal and the application of the -25% RTSR payout modifier. The amount reported in the “Target” column represents target achievement of the NOEPS goal, achievement of the Customer Value Framework goals and no application of the RTSR payout modifier. The amount reported in the “Maximum” column represents maximum achievement of the NOEPS goal, achievement of the Customer Value Framework goals and the application of the +25% RTSR payout modifier on the NOEPS portion. For further information regarding these awards, please see the LTI section above in the CD&A under “Executive Compensation Elements.”

(3)
Represents the portion of the 2020 LTI award granted in the form of RSUs (20% of the LTI award). These awards will vest on February 28, 2023, provided the executive continues to be employed by us through that date, as described in the LTI section above in the CD&A under “Executive Compensation Elements” except for Special Retention Awards of 34,364 service-based RSUs granted to Messrs. Brown and Vegas that will vest on January 30, 2024 provided the executive continues to be employed by us on that date. For more information regarding these awards, please see the “Special Retention Awards” section in the CD&A under “Executive Compensation Elements.”

(4)
Amounts reported in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, with respect to 80% of the PSUs and all RSUs granted in 2020, calculated based on the average market price of our common stock on the grant date, less the present value of any dividends not received during the vesting period. With respect to 20% of the PSUs, amounts reported in this column represent the aggregate service inception date fair value, computed in accordance with FASB ASC Topic 718, calculated based on the closing market price of our common stock on the service inception date. All of the PSUs are subject to performance conditions and the values reported in this column for the PSU awards are based upon the probable outcome of such conditions.

  2021 Proxy Statement | 53

2020 EXECUTIVE COMPENSATION
Outstanding Equity Awards at 2020 Fiscal Year-End
The following table sets forth information at fiscal year-end concerning outstanding grants of equity awards to the Named Executive Officers. At fiscal year-end, none of our Named Executive Officers held any outstanding option awards with respect to the Company.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Joseph Hamrock	111,235(3)	2,551,731	—	—
	74,087(4)	1,699,556	—	—
	62,972(5)	1,444,578	—	—
	58,858(6)	1,350,203	—	—
	35,102(7)	805,240	—	—
	32,102(8)	736,420	—	—
	30,024(9)	688,751	—	—
	77,268(11)	1,772,528	—	—
	—	—	128,406(12)	2,945,634
	—	—	120,095(13)	2,754,979
Donald E. Brown	7,781(7)	178,496	—	—
	8,065(8)	185,011	—	—
	7,904(9)	181,318	—	—
	34,364(10)	788,310	—	—
	17,127(11)	392,893	—	—
	—	—	32,258(12)	739,999
	—	—	31,615(13)	725,248
Carrie J. Hightman	123,216(3)	2,826,575	—	—
	60,442(4)	1,386,539	—	—
	45,365(5)	1,040,673	—	—
	5,733(7)	131,515	—	—
	5,865(8)	134,543	—	—
	5,498(9)	126,124	—	—
	12,288(11)	281,887	—	—
	—	—	23,461(12)	538,195
	—	—	21,993(13)	504,519
Violet G. Sistovaris	14,563(4)	334,075	—	—
	21,068(5)	483,300	—	—
	14,715(6)	337,562	—	—
	5,733(7)	131,515	—	—
	5,499(8)	126,147	—	—
	5,842(9)	134,015	—	—
	12,620(11)	289,503	—	—
	—	—	21,994(12)	504,542
	—	—	23,368(13)	536,062
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2020 EXECUTIVE COMPENSATION
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Pablo A. Vegas	7,781(7)	178,496	—	—
	8,065(8)	185,011	—	—
	7,904(9)	181,318	—	—
	34,364(10)	788,310	—	—
	17,127(11)	392,893	—	—
	—	—	32,258(12)	739,999
	—	—	31,615(13)	725,248
(1)
Amounts shown represent the market value of the unvested RSUs calculated using the closing sale price of our common stock on December 31, 2020, the last trading day of fiscal 2020 which was $22.94 per share.

(2)
Amounts shown represent the market value of the unvested PSUs calculated using the closing sale price of our common stock on December 31, 2020, the last trading day of fiscal 2020, which was $22.94 per share.

(3)
The awards shown represent RSUs granted on July 13, 2015, following the conversion of the 2013 performance shares in connection with the separation of Columbia Pipeline Group, Inc. from the Company (“the Separation”). The vesting date for these awards was February 29, 2016. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitations on deductibility under Section 162(m) of the Internal Revenue Code (“Section 162(m) of the Code”). These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment; the date the executive is no longer subject to Section 162(m) of the Code; or the date the RSUs can be paid to the executive and be deductible under Section 162(m) of the Code. Because Ms. Hightman is no longer an employee of the Company, her RSU award vested and will be paid in 123,216 shares of common stock on the six month anniversary of her separation.

(4)
The awards shown represent RSUs granted on July 13, 2015, following the conversion of the 2014 performance shares in connection with the Separation. The vesting date for these awards was February 28, 2017. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive’s termination of employment; the date the executive is no longer subject to Section 162(m) of the Code; or the date the RSUs can be paid to the executive and be deductible under Section 162(m) of the Code. Because Ms. Hightman is no longer an employee of the Company, her RSU award vested and will be paid in 60,442 shares of common stock on the six month anniversary of her separation.

(5)
The awards shown represent the 2015 annual long-term equity awards granted in the form of RSUs in connection with the Separation. These units were granted on January 29, 2015. The vesting date for these awards was February 2, 2018. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitations on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive's termination of employment; the date the executive is no longer subject to Section 162(m) of the Code; or the date the RSUs can be paid to the executive and be deductible under Section 162(m) of the Code. Because Ms. Hightman is no longer an employee of the Company, her RSU award vested and will be paid in 45,365 shares of common stock on the six month anniversary of her separation.

(6)
These awards shown represent RSUs granted on July 13, 2015, in connection with the assumption of additional responsibilities in connection with the Separation. The vesting date for these awards was February 2, 2018. The amounts shown represent the portion of the award the vesting of which has been delayed in accordance with the terms of the award agreements due to the limitation on deductibility under Section 162(m) of the Code. These units are payable in shares of our common stock on the earlier to occur of: the executive's termination of employment; the date the executive is not subject to Section 162(m) of the Code; or the date the RSUs can be paid to the executive and be deductible under Section162(m) of the Code.

(7)
The awards shown represent RSUs granted on January 25, 2018, except for Mr. Hamrock's award, which was granted on January 26, 2018. These RSUs vested on February 26, 2021, provided the executive continued to be employed by us on that date. Ms. Hightman separated from the Company on January 29, 2021. Because Ms. Hightman's separation from the Company satisfied the age and service requirement for retirement under the 2018 RSU award agreement, a pro-rata portion of her award vested based on service months from the grant date to her separation date. Ms. Hightman forfeited 151 RSUs due to the pro rata vesting provisions.

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(8)
The awards shown represent RSUs granted on January 31, 2019, except for Mr. Hamrock's award, which was granted on February 1, 2019. These shares will vest on February 28, 2022 provided the executive continues to be employed by us on that date. Ms. Hightman separated from the Company on January 29, 2021. Because Ms. Hightman's separation from the Company satisfied the age and service requirement for retirement under the 2019 RSU award agreement, a pro-rata portion of her award vested based on service months from the grant date to her separation date. Ms. Hightman forfeited 2,006 RSUs due to the pro rata vesting provisions.

(9)
The awards shown represent RSUs granted on January 30, 2020, except for Mr. Hamrock's award, which was granted on January 31, 2020. These shares will vest on February 28, 2023 provided the executive continues to be employed by us on that date. Ms. Hightman separated from the Company on January 29, 2021. Because Ms. Hightman's separation from the Company satisfied the age requirement for retirement under the 2020 RSU award agreement, a pro-rata portion of her award vested based on service months from the grant date to her separation date. Ms. Hightman forfeited 3,617 RSUs due to the pro rata vesting provisions

(10)
The awards shown represent Special Retention Awards of service-based RSUs granted on January 30, 2020. The awards vest on January 30, 2024 provided the executive continues to be employed by us on that date. For more information regarding these awards, please see the “Special Retention Awards” section in the CD&A under “Executive Compensation Elements.”

(11)
The awards shown represent 2018 PSUs granted on January 25, 2018, except for Mr. Hamrock's award, which was granted on January 26, 2018. These shares vested after the certification of results for the performance period beginning January 1, 2018 through December 31, 2020 for LTI purposes and continued employment through February 26, 2021. Ms. Hightman separated from the Company on January 29, 2021. Because Ms. Hightman's separation from the Company satisfied the age and service requirement for retirement under the 2018 PSU award agreement, a pro-rata portion of her award vested based on the service months elapsed from the grant date through her separation date vested. Ms. Hightman forfeited 332 PSUs due to the pro rata vesting provisions.

(12)
The awards shown represent 2019 PSUs granted on January 31, 2019, except for Mr. Hamrock's award, which was granted on February 1, 2019. The number of shares that will actually vest is dependent upon our performance relative to three-year performance goals over the 2019-2021 performance period and the executive's continued employment through February 28, 2022. Ms. Hightman separated from the Company on January 29, 2021. Because Ms. Hightman's separation from the Company satisfied the age and service requirement for retirement under the 2019 PSU award agreement, a pro-rata portion of her target award representing 15,435 shares (based on the service months elapsed from the grant date through her separation date) is eligible to vest based on Company performance on February 28, 2022; the balance of her target award representing 8,026 was forfeited.

(13)
The awards shown represent 2020 PSUs granted on January 30, 2020, except for Mr. Hamrock's award, which was granted on January 31, 2020. The number of shares that will actually vest is dependent upon our performance relative to three-year performance goals over the 2020-2022 performance period and the executive's continued employment through February 28, 2023. Ms. Hightman separated from the Company on January 29, 2021. Because Ms. Hightman's separation from the Company satisfied the age and service requirement for retirement under the 2020 PSU award agreement, a pro-rata portion of her target award representing 7,524 shares (based on the service months elapsed from the grant date through her separation date) is eligible to vest based on Company performance on February 28, 2023; the balance of her target award representing 14,469 shares was forfeited.

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2020 Option Exercises and Stock Vested
The following table sets forth information regarding the vesting of stock awards during 2020. During 2020, none of our Named Executive Officers exercised or held option awards with respect to the Company.
	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Joseph Hamrock	136,178	3,679,530
Donald E. Brown	40,504	1,094,418
Carrie J. Hightman	33,753	912,006
Violet G. Sistovaris	29,253	790,416
Pablo A. Vegas	37,904	1,024,166
(1)	The stock awards represent 2017 performance share awards, which vested on February 28, 2020.
(2)
Amounts shown reflect the value realized upon the vesting of stock awards during 2020, computed by multiplying the number of shares that vested by the market value of our common stock on the vesting date.

2020 Pension Benefits
The following table provides information regarding pension benefits with respect to our Named Executive Officers under the NiSource Inc. Pension Plan and the Pension Restoration Plan.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Joseph Hamrock(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Donald E. Brown(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
Carrie J. Hightman	NiSource Inc. Pension Plan	13.1	261,476
	Pension Restoration Plan	13.1	524,180
Violet G. Sistovaris	NiSource Inc. Pension Plan	26.0	1,418,229
	Pension Restoration Plan	26.0	569,073
Pablo A. Vegas(1)	NiSource Inc. Pension Plan	—	—
	Pension Restoration Plan	—	—
(1)	Because Messrs. Hamrock, Brown and Vegas were hired after January 1, 2010, they are not eligible to participate in any of our defined benefit pension plans.
Tax Qualified Pension Plans. Our pension plans consist of several qualified defined benefit pension plans sponsored by the Company and its affiliates for their respective exempt salaried employees hired before January 1, 2010, including two of the Named Executive Officers. Benefits under these plans are funded through and are payable from a trust fund, which consists of contributions we made and the earnings of the fund.
Mses. Hightman and Sistovaris are the only Named Executive Officers eligible to participate in our pension plans because they were hired prior to January 1, 2010. Mses. Hightman and Sistovaris each participate in the NiSource Inc. Pension Plan (the “NiSource Plan”). The NiSource Plan previously provided for a “final average pay” benefit (“FAP benefit”) for exempt employees and, alternatively, a cash balance benefit feature (described below). All active exempt employees participating in the NiSource Plan, who had accrued a benefit under a FAP benefit formula or, alternatively, under the prior cash balance formula, were converted to the current cash balance formula as of January 1, 2011. Ms. Hightman was participating in the applicable current cash balance benefit formula and Ms. Sistovaris was participating in the FAP benefit formula at the time of the 2011 conversion.
Pursuant to the 2011 conversion to the current cash balance feature, each eligible exempt employee who transitioned to the current cash balance feature has a benefit consisting of: (1) an “opening account balance” equal to either (a) in the
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case of an employee transitioning from a FAP benefit formula, the lump sum actuarial equivalent of the participant’s accrued FAP benefit as of the conversion date; or (b) in the case of an employee transitioning from the prior cash balance formula, equal to the account balance in such prior cash balance formula as of the conversion date; plus (2) annual pay and interest credits to the cash balance account from and after the conversion date. Annual pay credits to a participant’s account under the current cash balance formula equal a percentage of compensation, taking into account the Social Security Taxable Wage Base, based on the participant’s combined age and service for the plan year. The applicable pay credits are listed in the following table:
Sum of Age Plus Years of Service	Percentage of Total Compensation	Percentage of Compensation Above 1/2 of the Taxable Wage Base
Less than 50	4.0%	1.0%
50-69	5.0%	1.0%
70 or more	6.0%	1.0%
Compensation for purposes of annual pay credits means base pay, any performance-based pay, any “banked” vacation (in the year of vacation payout) and any salary reduction contributions made under Sections 125 or 401(k) of the Code, but excluding any amounts deferred to a non-qualified plan we maintain. In accordance with Code limits, the maximum compensation taken into account in determining benefits under the plans with respect to all participants, including eligible Named Executive Officers, in 2020 was limited to $285,000. Interest is credited each year to the account based on the interest rate on 30 year Treasury securities, as determined by the IRS, for the September immediately preceding the first day of each year, subject to a minimum interest credit of 4%.
Under the cash balance feature of the NiSource Plan, any participant may take a distribution of his or her vested cash balance account benefit upon termination of employment, without any reduction. Alternatively, if the participant’s accrued benefit is determined by the protected benefit calculation referenced above (i.e., the protected benefit calculation is greater than the participant’s cash balance account), the participant would receive the protected benefit amount (which may reflect an actuarial or early retirement reduction if the participant elects to receive a distribution prior to the normal retirement date as provided in the NiSource Plan). Because Mses. Hightman and Sistovaris participate in the current cash balance feature of the NiSource Plan, each is eligible to take an unreduced distribution of her cash balance account upon termination of employment regardless of age and service. As of December 31, 2020, Mses. Hightman and Sistovaris were eligible for early retirement (which impacts the protected benefit calculation and is generally defined as attainment of age 55 with 10 years of eligible service) under the NiSource Plan.
Assumptions. The present value of the accumulated benefit for Ms. Hightman consists of the account balance payable under the NiSource Plan. The present value of the accumulated benefit for Ms. Sistovaris consists of the present value of the protected benefit under the NiSource Plan (i.e., the present value of the FAP benefit payable as of the conversion date) plus annual pay and interest credits to the cash balance account after the conversion date. The assumptions used in calculating the present value of the accumulated benefit for Ms. Sistovaris are set forth in Note 12 - Pension and Other Postretirement Benefits in the footnotes to the consolidated financial statements contained in the Company’s 2020 Annual Report on Form 10-K. The Company has not granted any extra years of credited service under the NiSource Plan identified above.
Non-qualified Pension Benefit Plan. We also sponsor a Pension Restoration Plan (the “Pension Restoration Plan”). The Pension Restoration Plan is a non-qualified, unfunded defined benefit plan. The plan includes employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by Sections 415 (a limitation on annual accruals and payments under a defined benefit plan of $230,000 for 2020) and 401(a)(17) (a limitation on annual compensation of $285,000 for 2020) of the Code, including any eligible Named Executive Officer. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the qualified pension plan had such benefit not been limited by Sections 415 and 401(a)(17) of the Code, or any other applicable section, and reduced by deferrals into our Deferred Compensation Plan, minus (ii) the actual benefit received under the qualified pension plan after applying any limits and considering deferrals into our Deferred Compensation Plan. Participants have the opportunity to elect any form of payment available under the qualified pension plan prior to accruing a benefit under the plan. If no election is made, the benefit is payable as a lump sum. The timing of payment under the Pension Restoration Plan generally is 45 days after one of the following: (1) if the participant qualifies for early retirement under the applicable qualified pension plan,
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following separation from service; or (2) if the participant does not qualify for early retirement at the time of separation from service, the later of separation from service or age 65, subject to a six-month delay for key employees under Section 409A of the Code for payments triggered by separation from service. No plan benefits were paid to Ms. Hightman or Ms. Sistovaris under the NiSource Pension Plan or the Pension Restoration Plan in 2020.
2020 Non-qualified Deferred Compensation
The following table provides information regarding deferred compensation with respect to our Named Executive Officers under the Deferred Compensation Plan and the Savings Restoration Plan.
Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Joseph Hamrock	Deferred Compensation Plan(5)	—	—	66,205	—	464,855
	Savings Restoration Plan(6)	—	42,900	96,749	—	475,408
Donald E. Brown	Deferred Compensation Plan(5)	—	—	69,138	—	170,024
	Savings Restoration Plan(6)		18,900	33,280	—	147,234
Carrie J. Hightman	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	12,900	223,399	—	593,944
Violet G. Sistovaris	Deferred Compensation Plan(5)	—	—	172,685	—	928,706
	Savings Restoration Plan(6)	—	12,900	3,766	—	122,279
Pablo A. Vegas	Deferred Compensation Plan(5)	—	—	—	—	—
	Savings Restoration Plan(6)	—	18,900	1,971	—	77,542
(1)
Amounts shown as “Executive Contributions in Last FY,” if any, were deferred under our Deferred Compensation Plan. The Named Executive Officers may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their bonus on a pre-tax basis. Participant deferrals are fully vested.

(2)
The amount of Company contributions for each Named Executive Officer in this column is included in each Named Executive Officer’s compensation reported in the 2020 Summary Compensation Table – “All Other Compensation.”

(3)	The aggregate earnings in this column are not reported in the 2020 Summary Compensation Table. For a discussion of investment options under these plans, see the narrative accompanying this table.
(4)
The aggregate balance includes amounts for each Named Executive Officer that would have been previously reported as compensation in the Summary Compensation Table for prior years had he or she been a Named Executive Officer in those prior years with the exception of any amounts shown for the aggregate earnings on deferred compensation.

(5)
For a description of the Deferred Compensation Plan, please see the “Other Compensation and Benefits – Deferred Compensation Plan” section in the CD&A under “Executive Compensation Elements” and the narrative accompanying this table.

(6)
For a description of the Savings Restoration Plan, please see the “Other Compensation and Benefits – Savings Programs” section in the CD&A under “Executive Compensation Elements” and the narrative accompanying this table. These contributions are fully vested.

We sponsor the Savings Restoration Plan and the Deferred Compensation Plan, two non-qualified defined contribution plans, neither of which credits above-market or preferential earnings. Amounts due under the plans are unsecured contractual obligations that are paid from our general assets.
Savings Restoration Plan. The Savings Restoration Plan provides a supplemental benefit to eligible employees, including the Named Executive Officers, equal to the difference between: (i) the employer contributions (including matching and profit sharing contributions) an employee would have received under our Retirement Savings Plan had such benefit not been limited by Sections 415 (a limitation on annual contributions under a defined contribution plan of $57,000 for 2020) and 401(a)(17) (a limitation on annual compensation of $285,000 for 2020) of the Code, and the Retirement Savings Plan’s definition of compensation, which excludes deferrals into our Deferred Compensation Plan for purposes of calculating certain employer contributions, minus (ii) the actual employer contributions the employee received under the Retirement Savings Plan. Amounts credited under the Savings Restoration Plan are deferred on a pre-tax basis. Participants’ accounts under the Savings Restoration Plan are 100% vested. Employees designate how these contributions will be invested, with the investment options generally the same as those available under our Retirement Savings Plan.
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The timing of payment under the Savings Restoration Plan differs depending on whether the amounts were earned and vested before January 1, 2005 (“Pre-409A Amounts”) or after December 31, 2004 (“Post-409A Amounts”). Pre-409A Amounts generally are payable at the time when amounts under the Retirement Savings Plan are paid. Participants may elect in any year to withdraw Pre-409A Amounts, but that withdrawal is subject to a 10% reduction to the extent the payment is before the amount was otherwise payable under the Retirement Savings Plan. Post-409A Amounts generally are paid within 45 days after separation from service, although key employees (within the meaning of Section 409A of the Code) are subject to a six-month payment delay in accordance with Section 409A of the Code. Participants may not elect to receive early in-service distributions of Post-409A Amounts. Both Pre-409A Amounts and Post-409A Amounts may be distributed upon an unforeseeable emergency, as determined in accordance with the terms of the Savings Restoration Plan. The form of payment for both amounts is the form elected by the participant among the choices available under the Retirement Savings Plan.
Deferred Compensation Plan. The Deferred Compensation Plan provides employees at certain job levels including the Named Executive Officers, the ability to defer compensation on a pre-tax basis, including compensation that would otherwise be limited by the Code. Participants may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their annual bonus on a pre-tax basis. Employees designate how their contributions will be invested, with the investment options generally the same as those available under our Retirement Savings Plan. Employee contributions and any earnings thereon are 100% vested. The timing of payment under the Deferred Compensation Plan generally is the March 31st after the date of the participant’s separation from service. This timing applies both to the Pre-409A Amounts and Post-409A Amounts. In the case of Post-409A Amounts payable to key employees within the meaning of Section 409A of the Code, payments generally will not be payable until six months after the date of separation from service. Participants also may elect to receive in-service distributions of both Pre-409A Amounts and Post-409A Amounts. If a participant requests an in-service distribution of a Pre-409A Amount with less than 12 months’ advance notice, however, the distribution is subject to a 10% reduction. Participants may delay the commencement of distributions for five years after their originally scheduled payment date, in accordance with the subsequent deferral procedures under Section 409A of the Code. Both Pre-409A Amounts and Post-409A Amounts also may be paid upon an unforeseeable emergency, as determined in accordance with the terms of the plan. The form of payment for both amounts may be either a lump sum or annual installments of up to 15 years, as elected by the participant.
Potential Payments upon Termination of Employment or a Change-in-Control of the Company
All of the Named Executive Officers are eligible for certain benefits, upon certain types of terminations of employment, including a termination of employment involving a change-in-control of the Company (“Change-in Control”). These benefits are in addition to the benefits to which they would be entitled upon a termination of employment generally (i.e., (i) vested retirement benefits accrued as of the date of termination, (ii) stock-based awards that are vested as of the date of termination, and (iii) the right to continue medical coverage pursuant to COBRA). The additional benefits are described below.
Executive Severance Policy. Our Executive Severance Policy provides severance pay and other benefits to terminated employees at a certain job level, including our Named Executive Officers, provided they satisfy the terms of the policy. No severance pay or other benefits are paid under this policy if the termination of employment occurs in connection with a Change-in-Control. Under the Executive Severance Policy, an employee becomes eligible to receive benefits only if he or she is terminated under any of the following scenarios: (a) a position elimination due to a reduction in force or other restructuring; (b) a position relocation of more than 50 miles from its current location that results in a longer commute of more than 20 miles and the employee chooses not to relocate; or (c) constructive termination. Constructive termination means a material reduction with respect to: (1) the scope of the employee’s position; (2) the employee’s base pay; or (3) the employee’s annual incentive opportunity; and as a result of any such event, the employee chooses to terminate employment.
Under our Executive Severance Policy, an eligible employee receives severance pay in the amount of 52 weeks of base salary at the rate in effect on the date of termination. The employee also receives a lump sum amount equivalent to 130% of 52 weeks of COBRA (as defined in the Code and the Employee Retirement Income Security Act of 1974) continuation coverage premiums and outplacement services.
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Change-in-Control and Termination Agreements. As of December 31, 2020, we had Change-in-Control and Termination Agreements with each of the Named Executive Officers. We entered into these agreements based upon our belief that they are in the best interests of the stockholders. They are designed to help ensure that in the event of extraordinary events, a thoroughly objective judgment is made on any potential corporate transaction, so that stockholder value is appropriately safeguarded and maximized. The Change-in-Control and Termination Agreements provide for cash severance benefits if the executive terminates employment for “Good Reason” (as defined below) or is terminated by us for any reason other than “Good Cause” (as defined below) within 24 months following certain Change-in-Control events (referred to as a “double trigger”). In addition, pursuant to the terms of the 2020 Omnibus Plan and 2010 Omnibus Plan, the executives’ equity awards are subject to double trigger accelerated vesting in the event of a Change-in-Control unless an acquiring company does not assume or replace such awards upon the Change-in-Control. None of the agreements contain a “gross-up” provision to reimburse executives for excise taxes incurred with respect to benefits received under a Change-in-Control and Termination Agreement. The Change-in-Control and Termination Agreements can be terminated on twelve months’ notice to the participant. For purposes of the Change-in-Control and Termination Agreements:
“Good Cause” shall be deemed to exist if, and only if, we notify the executive, in writing, within 60 days of our knowledge that one of the following events occurred: (1) the executive has engaged in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or (2) the executive has been convicted of a criminal violation involving fraud or dishonesty.
“Good Reason” shall be deemed to exist if, and only if: (1) there is a significant diminution in the nature or the scope of the executive’s authorities or duties; (2) there is a significant reduction in the executive’s monthly rate of base salary and the executive’s opportunity to earn a bonus under an incentive bonus compensation plan we maintain or the executive’s benefits; (3) we change by 50 miles or more the principal location at which the executive is required to perform services as of the date of a Change-in-Control; or (4) there is a material breach of the Change-in-Control and Termination Agreement.
The Change-in-Control and Termination Agreements provide for a lump sum payment of two (three in the case of Mr. Hamrock) times the executive’s current annual base salary and target annual incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted annual incentive bonus for the year of termination. The Change-in-Control and Termination Agreements also provide that in the event of a Change-in-Control, the executive’s total Change-in-Control related payments will be equal to the best “net benefit” which is equal to the greater of: (i) the after-tax value of the executive’s total Change-in-Control related payments reduced by the 20% excise tax and other federal, state, local and other taxes; and (ii) the after-tax value of the executive’s Change-in-Control related payments that has been reduced to the extent necessary so that it would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up).
In addition, the Change-in-Control and Termination Agreements provide for the executives to receive a lump sum amount equivalent to 130% of the COBRA continuation premiums due for the two-year period (three in the case of Mr. Hamrock) following termination. In the event of a Change-in-Control, all outstanding equity awards granted to each of the Named Executive Officers under the applicable Omnibus Plan as of December 31, 2020, will vest only upon a termination of employment in connection with a Change-in-Control.
In connection with the closing of the CMA transaction, Ms. Hightman stepped down from her role as CEO, CMA. In addition, on October 19, 2020, it was agreed that Ms. Hightman would depart the Company on January 29, 2021, and her position overseeing the legal function and directing federal government affairs would be eliminated as of such date. In connection with her departure, Ms. Hightman became contractually entitled to receive benefits under the Company's Executive Severance Policy as follows: (i) a lump sum payment of $500,000; (ii) a payout of $21,180 equivalent to the cost of 130% of twelve months of COBRA premiums; (iii) a $187,220 payout of accrued and unused vacation time; and (iv) outplacement services with an estimated value of $25,000. In addition, Ms. Hightman remained eligible to receive her 2020 STI, which was awarded at $130,000 based on Company performance during 2020.
Additionally, because she is no longer an employee, 229,023 shares under RSU award agreements that were subject to delayed vesting in accordance with their terms vested and will be distributed to Ms. Hightman on the six month anniversary of her separation date. These shares were payable on the earlier to occur of her termination of employment,
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the date she was no longer subject to Section 162(m) of the Code, or the date the shares could be paid and be deductible under Section 162(m) of the Code. The estimated value of these shares is $5,072,859 based on the closing price of the Company's common stock on January 29, 2021, which was $22.15 per share.
Because she satisfied the age and service requirement for retirement under the 2018, 2019 and 2020 LTI award agreements, a pro-rata portion of Ms. Hightman's outstanding 2018, 2019 and 2020 LTI awards vested or are eligible to vest based on service months from each respective grant date to her separation date . Accordingly, based on the retirement vesting provisions, Ms. Hightman vested in 22,329 shares subject to her 2018 PSUs based on Company performance and service through the separation date and remains eligible to vest in a target number of 22,959 shares subject to her 2019 and 2020 PSU agreements, with the actual number of shares to vest to be determined based on actual performance through the end of the applicable performance period. The estimated value of shares under her LTI award agreements is $1,253,912 based on the closing price of the Company's common stock on January 29, 2021, which was $22.15 per share.
For the Named Executive Officers other than Ms. Hightman, we have quantified the potential payments upon termination under various termination scenarios as of December 31, 2020.
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	Severance ($)	Pro Rata Target Bonus Payment ($)	Equity Grants ($)	Cash Awards ($)	Welfare Benefits ($)	Outplacement ($)	Total Payment ($)
Joseph Hamrock
Voluntary Termination(1)	—	—	7,046,067	—	—	—	7,046,067
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	—	7,190,635	—	—	—	7,190,635
Death(2)	—	—	7,190,635	—	—	—	7,190,635
Involuntary Termination(3)	1,000,000	—	—	—	31,181	25,000	1,056,181
Change-in-Control(4)	6,600,000	1,200,000	11,151,983	—	101,967	25,000	19,078,950
Donald E. Brown
Voluntary Termination(1)	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	—	1,909,044	381,945	—	—	2,290,989
Death(2)	—	—	1,909,044	381,945	—	—	2,290,989
Involuntary Termination(3)	600,000	—	—	—	28,258	25,000	653,258
Change-in-Control(4)	2,100,000	450,000	3,512,320	1,000,000	61,009	25,000	7,148,329
Violet G. Sistovaris
Voluntary Termination(1)	—	—	1,154,937	—	—	—	1,154,937
Retirement(2)	—	—	1,232,911	—	—	—	1,232,911
Disability(2)	—	—	1,232,911	—	—	—	1,232,911
Death(2)	—	—	1,232,911	—	—	—	1,232,911
Involuntary Termination(3)	500,000	—	—	—	20,984	25,000	545,984
Change-in-Control(4)	1,750,000	375,000	2,273,675	—	45,713	25,000	4,469,388
Pablo A. Vegas
Voluntary Termination(1)	—	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—	—
Disability(2)	—	—	1,909,044	381,945	—	—	2,290,989
Death(2)	—	—	1,909,044	381,945	—	—	2,290,989
Involuntary Termination(3)	600,000	—	—	—	31,500	25,000	656,500
Change-in-Control(4)	2,100,000	450,000	3,552,645	1,000,000	67,493	25,000	7,195,138
(1)
Amounts payable to each of the Named Executive Officers as shown in the Pension Benefits Table and the Non-qualified Deferred Compensation Table and under the tax-qualified, nondiscriminatory 401(k) Plan are not included in the table. Upon voluntary termination on December 31, 2020, Mr. Hamrock would be eligible to receive 111,235 shares under the RSUs granted on July 13, 2015, due to conversion of the 2013 performance shares in connection with the Separation, 74,087 shares under the RSUs granted on July 13, 2015, due to the conversion of the 2014 performance shares in connection with the Separation, 62,972 shares under the RSUs granted on January 29, 2015 and 58,858 shares under the RSUs granted on July 13, 2015. Ms. Sistovaris would be eligible to receive 14,563 shares under the RSUs granted on July 13, 2015, due to the conversion of the 2014 performance shares in connection with the Separation, 21,068 shares under the RSUs granted on January 29, 2015 and 14,715 shares under the RSUs granted on July 13, 2015. These shares were subject to delayed vesting in accordance with the terms of the award agreements due to limitations on deductibility under Section 162(m) of the Code. These shares are payable on the earlier to occur of the Named Executive Officer's termination of employment, the date the Named Executive Officer is no longer subject to Section 162(m) of the Code, or the date the shares could be paid and be deductible under Section 162(m) of the Code. The value of these shares was determined by multiplying the closing price of our common stock on December 31, 2020, which was $22.94 per share, by the number of shares that were subject to delayed payout.

(2)
Special vesting rules apply in the event of Retirement, Disability or death pursuant to the terms and conditions of our equity award agreements. As of December 31, 2020, Mses. Hightman and Sistovaris were the only Named Executive Officers eligible for Retirement. The vesting of Ms. Hightman's awards is described above in the narrative to this table. Upon Retirement, Disability or death, Ms. Sistovaris would receive 53,745 shares. For the balance of the Named Executive Officers, the number of shares that would have vested in the event of the executive’s Disability or death is as follows: Mr. Hamrock, 313,454 shares; Mr. Brown, 83,219 shares; and Mr. Vegas, 83,219 shares. The value of the equity grants was determined by multiplying the closing price of our common stock on December 31, 2020, which was $22.94 per share, by the number of shares that would have vested upon the Retirement, Disability or death, as applicable, of the Named Executive Officer. These amounts do not include the value of shares subject to delayed distribution due to limitations on

  2021 Proxy Statement | 63

2020 EXECUTIVE COMPENSATION
deductibility under Section 162(m) of the Code referred to in footnote (1) above. For Messrs. Brown and Vegas, special vesting rules also apply in the event of Disability or death under their cash-based Special Retention Award agreements. The amounts shown represent the pro-rata portion of their cash-based awards based on service months from their respective grant dates to December 31, 2020.
(3)
Amounts shown reflect payments to be made upon the involuntary termination of each Named Executive Officer eligible under our Executive Severance Policy described above. These amounts do not include the value of shares subject to delayed distribution due to limitations on deductibility under Section 162(m) of the Code described in footnote (1) above.

(4)
Amounts shown reflect payments to be made upon termination of employment in the event of a Change-in-Control of the Company under the Change-in-Control and Termination Agreements described above. These amounts do not include the value of shares subject to delayed distribution due to limitations on deductibility under Section 162(m) of the Code described in footnote (1) above. As described above, the Change-in-Control and Termination Agreements do not provide for any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a Change-in-Control and Termination Agreement. The Change-in-Control and Termination Agreements provide that in the event of a Change-in-Control, the executive’s total Change-in-Control will be equal to the best “net benefit” which is equal to the greater of: (i) the after-tax value of the executive’s total Change-in-Control related payments (reduced by the 20% excise tax and other federal, state, local and other taxes); and (ii) the after-tax value of the executive’s Change-in-Control related payments that has been reduced to the extent necessary so that it would not trigger an excise tax, reduced for federal, state, local and other taxes (in each case, without a gross-up). The amounts reflected in this table do not reflect the application of the best “net benefit” provision.

64 |   2021 Proxy Statement

2020 EXECUTIVE COMPENSATION
Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of our CEO.
For 2020, our last completed fiscal year:
■	The median annual total compensation of all employees (other than our CEO) was $103,570; and
■	The annual total compensation of our CEO, as reported in the 2020 Summary Compensation Table, was $6,457,725.
Based on this information, for 2020, the ratio of the annual total compensation of Mr. Hamrock, our CEO, to the annual total compensation of the median employee is estimated to be 62 to 1.
To identify the median of the annual total compensation of all our employees (other than our CEO), as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps consistent with Item 402(u) of Regulation S-K:
1.
We determined that, as of October 31, 2020, our employee population consisted of approximately 7,400 employees, with all of our employees located in the United States. This population consisted of our full-time, part-time and temporary employees, as determined for employment law purposes. We selected October 31, 2020 as the date upon which we would identify the “median employee” because we used October 31 as our initial determination date in 2017 and this date continues to enable us to make such identification in a reasonably efficient manner; and

2.
To identify the “median employee” from our employee population, we prepared a full census of all our employees (except our CEO) using our existing centralized payroll database of base cash compensation (base salary plus overtime and shift premiums, calculated based on the hours worked during the relevant period) that is used internally to calculate annual cash incentive compensation and profit sharing eligibility. We used base cash compensation as our compensation measure as it is the principal form of compensation delivered to all of our employees.

■
Additionally, we adjusted as of October 31, 2020, the compensation of 386 full-time employees and 39 part-time employees hired during 2020 to annualize compensation for any portion of the measurement period that they were not with the Company.

■
Although all of our employees are eligible for an annual cash incentive (paid in 2021 for 2020 individual and Company performance) we excluded this for all employees because we determined its inclusion would not have a meaningful effect on the determination of the median employee.

■	Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure.
3.
We identified our median employee from a full census report compiled using base cash compensation as our consistently applied compensation measure. Since all our employees are located in the United States, as is our CEO, we did not make any cost-of-living adjustments identifying the “median employee.”

4.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $103,570.

5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j) of our 2020 Summary Compensation Table) included in this Proxy Statement.
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EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2020 regarding the number of shares of our common stock that may be issued under our equity compensation plans.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(c)(3)
Equity compensation plans approved by security holders(1)	2,635,223	—	10,863,170
Equity compensation plans not approved by security holders	—	—	—
Total	2,635,223	—	10,863,170
1.
Plans approved by security holders consist of the following: the Non-Employee Director Stock Incentive Plan, approved by stockholders on May 20, 2003 (no shares remain available for future grants under the plan); the 2010 Omnibus Plan approved by stockholders on May 11, 2010 (no shares remain available for future grants under the plan) the 2020 Omnibus Plan approved by the stockholders on May 19, 2020; and the Company’s Employee Stock Purchase Plan, approved by the stockholders on May 7, 2019.

2.
Restricted stock units and performance share awards are payable at no cost to the grantee on a one-for-one basis. As of December 31, 2020, there were no outstanding stock options under the Non-Employee Director Stock Incentive Plan, the 2010 Omnibus Plan or the 2020 Omnibus Plan.

3.
As of December 31, 2020, 10,007,832 shares remained available for issuance under the 2020 Omnibus Plan and 855,338 shares remained available for purchase under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides the opportunity for eligible employees to acquire shares of our common stock at a 10% discount. For purposes of this table, we have included the number of shares issuable under outstanding performance share awards assuming performance targets are achieved at the maximum achievement level.

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PROPOSAL 2 — ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are asking stockholders to approve, in an advisory vote, the compensation paid to our Named Executive Officers, as disclosed under the headings “2020 Executive Compensation” and “Compensation Discussion and Analysis (CD&A)” above, commonly known as a “Say-on-Pay” proposal.
The Board encourages stockholders to carefully review the 2020 Executive Compensation and Compensation Discussion and Analysis (CD&A) sections of this Proxy Statement, for a thorough discussion of our executive compensation program and philosophy. Our compensation program is designed to be significantly performance-based and to attract and retain highly-qualified individuals who enhance long-term stockholder value by contributing to our ongoing success. All facets of our compensation program are regularly monitored by the Compensation Committee to ensure that the program is well-tailored to fulfill our compensation philosophy and objectives.
In considering this proposal, stockholders may wish to consider the following factors that we believe demonstrate our commitment to maintaining a robust compensation program:
■	Compensation is closely tied to both corporate and individual performance;
■	Annual and long-term incentive compensation opportunities are contingent on the Company achieving pre-established goals;
■	Total compensation packages are competitive with those offered by members of our Comparator Group;
■	Perquisites are appropriately limited in number and modest in dollar value; and
■	We believe our compensation program does not create incentives for behaviors that create material risk to the Company.
As discussed in the Compensation Discussion and Analysis (CD&A) and 2020 Executive Compensation sections of this Proxy Statement, the Compensation Committee and the Board believe that our executive compensation program fulfills the objectives of our compensation philosophy in a prudent and effective manner.
Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:
RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.
As this is an advisory vote, the result will not be binding on the Company, the Board or the Compensation Committee, although the Compensation Committee and the Board will carefully consider the outcome of the vote when evaluating our compensation program and philosophy.
Vote Required
The affirmative vote of a majority of the shares present at the virtual Annual Meeting or represented by proxy at the meeting and entitled to vote is needed to approve the advisory vote on the compensation of the Named Executive Officers. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the advisory approval of executive compensation of our Named Executive Officers. Abstentions by those present or represented by proxy will have the same effect as a vote against the Say-on-Pay proposal. Brokers will not have discretionary authority to vote on the Say-on-Pay proposal. Accordingly, there could be broker non-votes, which will have no effect on the vote.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION ON AN ADVISORY BASIS.
  2021 Proxy Statement | 67

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee appointed Deloitte as our independent registered public accounting firm for 2021. As part of its oversight of our relationship with our independent registered public accounting firm and to assure continuing independence of such firm, the Audit Committee considers whether it is appropriate to adopt a policy of rotating its independent registered public accounting firm on a regular basis. Further, in conjunction with ensuring the rotation of such firm’s lead engagement partner, the Audit Committee and its Chair are directly involved with the selection of Deloitte’s lead engagement partner. The Audit Committee also reviews proposals for all auditing services (including fees and terms thereof) of our independent registered public accounting firm and approves all such proposals prior to the commencement or performance of such services, subject to the pre-approval policies and procedures described under “Independent Registered Public Accounting Firm Fees.”
Deloitte has served as our independent registered public accounting firm since 2002 and has the requisite understanding of our business, accounting policies and practices, and internal control over financial reporting to drive audit quality and efficient fee structures. As a result of this expertise, and, as noted above, the Audit Committee’s oversight designed to assure continuing independence, the Board and its Audit Committee consider Deloitte well qualified to serve as our independent registered public accounting firm. Further, the Board believes that the continued retention of Deloitte is in our best interest and the best interest of our stockholders. Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accounting firm and their level of independence from management. If the proposal is not approved and the appointment of Deloitte is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment. A representative of Deloitte will be represented at the virtual Annual Meeting, will be given an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Vote Required
The affirmative vote of a majority of the shares present during the virtual Annual Meeting or represented by proxy and entitled to vote is needed to ratify the appointment of Deloitte as our independent registered public accounting firm for 2021. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the ratification of the appointment of Deloitte. Abstentions by those present or represented by proxy will have the same effect as a vote against the proposal. Brokers will have discretionary authority to vote on this proposal, and, accordingly, there will not be any broker non-votes.
THE BOARD AND ITS AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021.
68 |   2021 Proxy Statement

PROPOSAL 4 – STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS
Mr. John Chevedden of 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, who beneficially owns a requisite number of shares of common stock, has informed the Company that he plans to present the following proposal at the meeting.
Proposal 4 - Improve Our Catch-22 Proxy Access
Shareholders request that our board of directors take the steps necessary to enable as many shareholders as may be needed to aggregate their shares to equal 3% of our stock owned continuously for 3-years in order to enable shareholder proxy access.
The current arbitrary ration of 20 shareholders to initiate shareholder proxy access can be called Catch-22 Proxy Access. In order to assemble a group of 20 shareholders, who have owned 3% of company stock for an unbroken 3-years, one would reasonably need to start with 60 activist shareholders who own 9% of company stock for an unbroken 3-years because initiating proxy access is a complicated process that is easily susceptible to errors. It is a daunting process that is also highly susceptible to dropouts.
The 60 activist shareholders could then be whittled down to 40 shareholders because some shareholders would be unable to timely meet all the paper chase requirements. After the 40 shareholders submit their paperwork to management - then management might arbitrarily claim that 10 shareholders do not meet the requirements (since the NiSource Board of Directors is the almighty authority in interpreting the NI proxy access rules according to the NI proxy access rules) and management might convince another 10 shareholders to drop out - leaving 20 shareholders. But the current bylaws do not allow 40 shareholders to submit their paperwork to management to end up with 20 qualified shareholders.
And 60 shareholders who own 9% of company stock for an unbroken 3-years might determine that they own 51 % of company stock when length of unbroken stock ownership is factored out.
But how does one begin to assemble a group of 60 potential participants if potential participants cannot even be guaranteed participant status after following the rules that are 5000-words of tedious language - because a single shareholder always takes the risk that one will be the 21st shareholder that could be voted off the island after a substantial investment of time by the arbitrary ration of 20 shareholders.
More emphasis should be given to improving proxy access because of our limited right to call for a special shareholder meeting. Currently it takes the formal backing 30% of NiSource shares that typically cast ballots at the annual meeting, to call a special shareholder meeting. Plus NiSource shareholders have no right to act by written consent.
Plus the shareholder right to call a special meeting has taken a big hit due to the avalanche of online shareholder meetings that can be tightly controlled bare bones meetings where all challenging questions and comments are screened out by management.
Goodyear management even hit the mute button right in the middle of a formal shareholder proposal presentation at its 2020 shareholder meeting to bar constructive criticism.
AT&T, with 3000 institutional shareholders, would not even allow shareholders to speak at its online shareholder meeting.
  2021 Proxy Statement | 69

PROPOSAL 4 – STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS
Please vote yes:
Improve Our Catch-22 Proxy Access - Proposal 4

Board of Directors’ Statement in Opposition
Your Board of Directors unanimously recommends a vote AGAINST this proposal.
The Board of Directors and its Nominating and Governance Committee have considered this proposal and concluded that it is unnecessary and not in the best interests of our stockholders.
Our proxy access bylaw promotes stockholder rights and protects the interests of all stockholders.
On January 29, 2016, the Board approved an amendment to our bylaws to provide for proxy access after a careful analysis of best practices and stockholder feedback. Our proxy access structure permits a stockholder or group of up to 20 stockholders owning 3% or more of the Company’s common stock entitled to vote in the election of directors continuously for at least three years to nominate and include in the Company’s proxy materials for an annual meeting of stockholders, director candidates constituting up to the greater of two or 20% of the Board, provided that the stockholder (or group) and each nominee satisfy the requirements in our Amended and Restated Bylaws. This structure is based on a principle that we believe is shared by most of our stockholders―the right to nominate a director using the Company’s proxy statement should be available only for those who have a sufficient financial stake in the Company to cause their interests to align with the interests of other stockholders.
Further, in the absence of a reasonable limitation, as this proposal requests, NiSource could be required to make burdensome and time-consuming inquiries into the nature and duration of the share ownership of a large number of individuals. Conducting these inquiries would require significant attention of the Company’s employees, diverting their attention away from performing their primary function, which is to operate the Company’s business in the best interests of the stockholders. The Board continues to believe that the current group size limit of up to 20 stockholders for the use of proxy access provides the appropriate balance between promoting stockholder rights and enabling the Board and management to focus on meeting our business objectives and enhancing stockholder value.
Our proxy access bylaw is in line with current market standards and best practices.
Of the 703 companies that have adopted proxy access provisions since January 1, 2015, approximately 94% contained the same group size limit of 20 that NiSource has in place while only approximately 2% of the companies surveyed had no limit on group sizes for stockholder aggregation. NiSource will continue to monitor trends among other public companies that have adopted, or will adopt, proxy access to consider whether its parameters continue to be in line with market standards and best practices.
We have demonstrated a commitment to corporate governance practices.
The Board further believes that our strong corporate governance framework makes the adoption of this proposal unnecessary. Our corporate governance practices and policies ensure the Board remains accountable to stockholders. These extensive strong governance practices include:
■	Annual election of directors;
■	Majority voting for all directors with resignation policy;
■	Stockholder right to call special meetings;
■	No supermajority voting provisions;
■	Separate independent chair and CEO;
■	All directors independent except CEO; and
■	Annual “Say-on-Pay” advisory votes.
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PROPOSAL 4 – STOCKHOLDER PROPOSAL REGARDING PROXY ACCESS
In addition, stockholders may communicate directly with the Board at any time. We are committed to engaging with our stockholders and soliciting their views and input on important governance, environmental, social, executive compensation and other matters. For further information on our engagement efforts and how our stockholders may communicate with any director, any Board committee or the full Board, see the sections titled “Corporate Governance―Stockholder Engagement” and “Corporate Governance―Communications with the Board and Non-Management Directors” on page 19.
For the reasons set forth above, the Board believes that the implementation of this proposal is not in the best interests of the Company and its stockholders.
Vote Required
If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the virtual Annual Meeting or represented by proxy, and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted AGAINST the stockholder proposal. Abstentions will have the same effect as a vote against the proposal. We believe brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes.
THE BOARD BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF STOCKHOLDERS AND RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.
  2021 Proxy Statement | 71

AUDIT COMMITTEE REPORT
Our Audit Committee consists of Messrs. Bunting and DeVeydt, Ms. Henretta and Dr. Woo. Each member of the Audit Committee is independent as defined by the applicable NYSE and SEC rules and meets the additional independence standard set forth by the Board in the Corporate Governance Guidelines. Each member of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The Board has determined that Mr. Bunting, the Chair of the Audit Committee, and Mr. DeVeydt are “audit committee financial experts” as defined by SEC rules.
The Audit Committee is responsible for, among other things, assisting the Board in monitoring the integrity of our financial statements; reviewing the qualifications and independence of our independent registered public accounting firm; overseeing the performance of our internal audit function and independent registered public accounting firm; and reviewing our risk assessment process. The Audit Committee has the sole authority to appoint, retain or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for us. The independent registered public accounting firm reports directly to the Audit Committee.
In the performance of its responsibilities, the Audit Committee met regularly with the members of our internal audit function and Deloitte, our independent registered public accounting firm, with and without management present, to discuss the results of its examinations, evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also met regularly with management to discuss accounting, auditing, internal control, financial reporting, earnings and risk management matters. During these meetings, the Audit Committee reviewed and discussed, among other items, the audited consolidated financial statements, the unaudited interim financial statements, significant accounting policies applied by us in our financial statements and non-GAAP financial measures, with management and Deloitte. The Audit Committee also discussed with, and received regular status reports from, our internal audit function and Deloitte on the overall scope and plans for their audits, including the scope and plans for evaluating the effectiveness of internal controls over financial reporting.
The Audit Committee has discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee also has received the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with audit committees concerning independence and has discussed with Deloitte its independence. The Audit Committee has considered whether Deloitte’s provision of non-audit services to us is compatible with maintaining Deloitte’s independence. In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.
The Audit Committee has appointed Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. In determining whether to reappoint Deloitte, the Audit Committee took into consideration various factors, including the historical and recent performance of Deloitte on the audit; the professional qualifications of the firm and the lead audit partner; the quality of ongoing discussions with Deloitte; the results of an internal survey of Deloitte’s service and quality; the appropriateness of fees; and evidence supporting the firm’s independence, objectivity and professional skepticism. Although the Audit Committee has sole authority to appoint the independent registered public accounting firm, the Audit Committee has recommended that the Board seek stockholder ratification of the appointment at the Annual Meeting as a matter of good corporate governance.
Audit Committee
Theodore H. Bunting, Jr., Chair
Wayne S. DeVeydt
Deborah A. Henretta
Carolyn Y. Woo
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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following table represents the aggregate fees for professional services billed by Deloitte for the fiscal years ended December 31, 2020 and 2019.
	2020	2019
Audit Fees(1)	$4,853,000	$4,940,000
Audit-Related Fees(2)	565,436	524,721
Tax Compliance(3)	—	—
Tax Advice and Tax Planning(4)	187,878	100,070
All Other Fees(5)	21,238	23,208
(1)
Audit Fees — Fees for professional services performed by Deloitte for the audit of our annual financial statements in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Report on Form 10-Q filings and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees — Fees for the assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of our financial statements. These fees included services provided by Deloitte in connection with the audit of our benefit plans.

(3)	Tax Compliance — Fees for professional services performed by Deloitte with respect to tax compliance.
(4)	Tax Advice and Tax Planning — Fees for professional services performed by Deloitte with respect to tax advice and tax planning.
(5)	All Other Fees — Fees for permissible work performed by Deloitte that does not fit within the above categories.
Pre-Approval Policies and Procedures. During 2020, the Audit Committee approved all audit, audit-related and non-audit services provided to us by Deloitte prior to management engaging the independent registered public accounting firm for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit-related and non-audit services proposed to be provided by our independent registered public accounting firm for the year. Additional fees for other proposed audit-related or non-audit services (not within the scope of the approved audit engagement) which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Theodore H. Bunting, Jr.) by our Vice President and Chief Accounting Officer may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will any non-audit service be approved by the Pre-Approval Subcommittee that would result in the independent registered public accounting firm no longer being considered independent under the applicable SEC rules. In appointing Deloitte as our independent registered public accounting firm, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte is compatible with maintaining the firm’s independence.
STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2022 ANNUAL MEETING
Stockholders may submit proposals appropriate for stockholder action at the 2022 Annual Meeting consistent with the requirements of Rule 14a-8 under the Exchange Act, all other rules of the SEC relating to stockholder proposals and our Bylaws. Written notice containing the required information should be addressed to the attention of our Corporate Secretary at NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410. For your proposal to be considered for inclusion in our proxy statement in connection with the 2022 Annual Meeting, we must receive your written proposal no later than December 20, 2021.
  2021 Proxy Statement | 73

Stockholder proposals not intended to be included in our proxy statement (including director nominations) may be brought before the 2022 Annual Meeting by filing a notice of stockholder’s intent to do so no earlier than January 25, 2022, and no later than February 24, 2022. The notice must include all of the information required to be set forth in any such notice by our Bylaws.
Stockholders who intend to submit director nominees for inclusion in our proxy materials for the 2022 Annual Meeting must comply with the requirements of proxy access as set forth in our Bylaws. The stockholder or group of stockholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to us no earlier than November 20, 2021, and no later than December 20, 2021.
If you would like a copy of our Bylaws, please contact our Corporate Secretary at the above address or access our Bylaws filed with the SEC as Exhibit 3.1 to our Current Report on Form 8-K filed on January 26, 2018. Failure to comply with our Bylaw procedure and deadlines may preclude presentation and consideration of the matter or of the proposed nominee for election at the 2022 Annual Meeting.
ANNUAL REPORT AND FINANCIAL STATEMENTS
Attention is directed to the financial statements contained in our Annual Report for the year ended December 31, 2020. As of the mail date of this Proxy Statement, a copy of the Annual Report has been sent, or is concurrently being sent, to stockholders of record as of March 30, 2021. These statements and other reports filed with the SEC are available through our website at https://www.nisource.com/filings.
AVAILABILITY OF FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, including the financial statements and the financial statement schedules, but without exhibits, is contained within our Annual Report which has been sent, or is concurrently being sent, to you and is available free of charge to any stockholder upon written request to NiSource Inc., c/o Corporate Secretary, 801 East 86th Avenue, Merrillville, Indiana 46410 and is also available on our website at https://www.nisource.com/filings.
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS — “HOUSEHOLDING”
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” may potentially provide extra convenience for stockholders and cost savings for companies or the intermediary.
You may receive proxy materials through an intermediary who uses householding to deliver proxy materials. If so, a single copy of the proxy materials may be delivered to multiple stockholders sharing an address unless the affected stockholder provides contrary instructions. Once you have received notice from your broker that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If this applies to you and you would prefer to receive separate copies of the proxy materials, please notify your broker that you no longer wish to participate in householding. Additionally, you may direct your written request for a copy of the proxy materials to NiSource Inc., c/o Corporate Secretary, 801 East 86th Avenue, Merrillville, Indiana 46410, or you may request a copy by telephone at (877) 647-5990. If your broker is not currently householding (i.e., you received multiple copies of our proxy statement), and you would like to request delivery of a single copy, you should contact your broker and find out if this option is available to you.
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OTHER BUSINESS
The Board does not intend to bring any other matters before the Annual Meeting other than those described in this Proxy Statement. If any other matters do properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.
Whether or not you plan to attend the virtual Annual Meeting, you can be sure your shares are represented at the meeting by submitting your completed proxy by telephone, through the Internet or by promptly marking, dating, signing and returning the enclosed proxy card.
BY ORDER OF THE BOARD OF DIRECTORS

Anne-Marie W. D'Angelo
Executive Vice President, General Counsel and
Corporate Secretary
Dated: April 19, 2021
  2021 Proxy Statement | 75

NiSource
801 E. 86TH AVENUE
MERRILLVILLE, IN 46410

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 24, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2021 for shares held in the 401(k) Plan. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions. In addition to voting, you may also sign up for electronic delivery of future proxy statements, proxy cards and annual reports at www.proxyvote.com.

During The Meeting - Go to **www.virtualshareholdermeeting.com/NI2021**

The company will be hosting the meeting live via the Internet. To attend the meeting via the Internet and vote during the meeting, please visit www.virtualshareholdermeeting.com/NI2021. Be sure to have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 24, 2021 for shares held directly and by 11:59 p.m. Eastern Time on May 20, 2021 for shares held in the 401(k) Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D38213-P47982 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NISOURCE INC.

The Board of Directors recommends you vote FOR the following proposals 1, 2 and 3:

Nominees:	**For**	**Against**	**Abstain**
1a. Peter A. Altabef	☐	☐	☐
1b. Theodore H. Bunting, Jr.	☐	☐	☐
1c. Eric L. Butler	☐	☐	☐
1d. Aristides S. Candris	☐	☐	☐
1e. Wayne S. DeVeydt	☐	☐	☐
1f. Joseph Hamrock	☐	☐	☐
1g. Deborah A. Henretta	☐	☐	☐
1h. Deborah A. P. Hersman	☐	☐	☐
1i. Michael E. Jesanis	☐	☐	☐
1j. Kevin T. Kabat	☐	☐	☐
1k. Carolyn Y. Woo	☐	☐	☐
1l. Lloyd M. Yates	☐	☐	☐

	For	**Against**	**Abstain**
2. To approve named executive officer compensation on an advisory basis.	☐	☐	☐
3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2021.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4:	**For**	**Against**	**Abstain**
4. To consider a stockholder proposal regarding proxy access.	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

D38214-P47982

Proxy — NiSource Inc.

The undersigned hereby appoints Joseph Hamrock and Anne-Marie W. D'Angelo, or either of them, the proxies of the undersigned, with all power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Company's Annual Meeting of Stockholders ("Annual Meeting"), to be held virtually at www.virtualshareholdermeeting.com/NI2021 on Tuesday, May 25, 2021, at 10:00 a.m., Central Time, and any adjournment or postponement thereof.

Unless otherwise marked, the proxy will be voted: "FOR" all of the nominees for director named in the proxy statement; "FOR" advisory approval of the compensation of our Named Executive Officers; "FOR" the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2021; and "AGAINST" a stockholder proposal regarding proxy access.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person.

Continued and to be signed on reverse side